                             CONFIDENTIAL AND PROPRIETARY



                                   LEASE AGREEMENT

                             Dated as of January 20, 1995


                                       BETWEEN


                           JMG Funding, Limited Partnership

                                      as Lessor


                                         AND


                                  Ohio Power Company

                                      as Lessee


                       THIS LEASE HAS BEEN ASSIGNED AS SECURITY
                   FOR INDEBTEDNESS OF THE LESSOR.  SEE SECTION 21.

          This Lease has been manually executed in 6 counterparts, numbered consecutively from 1 through 6 of which this is No. __. To the extent, if any, that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security interest in this Lease may be created or perfected through the transfer or possession of any counterpart other than the original executed counterpart which shall be the counterpart identified as counterpart No. 1.





                                  TABLE OF CONTENTS

          Section   Heading                                            Page

          Parties . . . . . . . . . . . . . . . . . . . . . . . . . .    1

               1.  Defined Terms  . . . . . . . . . . . . . . . . . .    1

               2.  Representations, Warranties and Covenants of Lessee   9

               3.  Lease of the Project . . . . . . . . . . . . . . .   14

               4.  Covenant of Quiet Enjoyment  . . . . . . . . . . .   15

               5.  Absolute Obligation  . . . . . . . . . . . . . . .   15

               6.  Initial Term; Extended Term  . . . . . . . . . . .   17

               7.  Rent and Other Payments  . . . . . . . . . . . . .   17

               8.  Restricted Use; Compliance with Laws . . . . . . .   19

               9.  Maintenance, Improvement and Repair of the Project.  21

               10. Insurance  . . . . . . . . . . . . . . . . . . . .   24

               11. Indemnities  . . . . . . . . . . . . . . . . . . .   27

               12. Lessee's Right to Terminate. . . . . . . . . . . .   33

               13. Lessee's Rights of Purchase and Renewal. . . . . .   34

               14. Lessor's Right to Terminate; Termination Events. .   34

               15. Loss of or Damage to the Project or Equipment. . .   37

               16. Condemnation and Dedication of the Project; Easements38

               17.  Surrender of Equipment. . . . . . . . . . . . . .   39

               18.  Events of Default.  . . . . . . . . . . . . . . .   39

               19.  Rights upon Default.  . . . . . . . . . . . . . .   40

               20.  Equipment to be Personal Property.  . . . . . . .   42

               21.  Sale or Assignment by Lessor. . . . . . . . . . .   43

               22.  Income Taxes. . . . . . . . . . . . . . . . . . .   43

               23.  Notices and Requests. . . . . . . . . . . . . . .   44

               24.  Relationship of Parties.  . . . . . . . . . . . .   45





          Section   Heading                                            Page

               25.  Right to Perform for Lessee.  . . . . . . . . . .   45

               26.  Merger, Consolidation or Sale of Assets.  . . . .   46

               27.  No Merger.  . . . . . . . . . . . . . . . . . . .   46

               28.  Permitted Contests. . . . . . . . . . . . . . . .   46

               29.  Leasehold Interests.  . . . . . . . . . . . . . .   48

               30.  Miscellaneous.  . . . . . . . . . . . . . . . . .   49

               31.  No Recourse.  . . . . . . . . . . . . . . . . . .   51

                    Exhibit A - Description of Project
                    Exhibit B - Calculation of Fixed Rent and Related
          Definitions
                    Exhibit C - Fixed Rent Schedule
                    Exhibit D - Calculation of Basic Rent and Related
          Definitions
                    Exhibit E - Form of Certification of Contingency Hours






























                                         (ii)





                                     CONFIDENTIAL


                                   LEASE AGREEMENT


               Lease Agreement, dated as of January 20, 1995 (as the same may be amended, restated, modified or supplemented from time to time, "this Lease"), between JMG Funding, Limited Partnership, a Delaware limited partnership, Lessor (the "Lessor"), and Ohio Power Company, an Ohio corporation, Lessee (the "Lessee").

               SECTION 1.  Defined Terms.

               Unless the context otherwise requires, each term defined in this Section 1 shall, when used in this Lease, have the meaning indicated:

               "Accrued Default Obligations" has the meaning set forth in
          Section 19 hereof.

               "Acquisition Cost" means an amount equal to the costs incurred by the Lessor in connection with the acquisition, construction and financing of the Project pursuant to the Agreement for Lease, as the same may be modified in accordance with paragraphs (b) and (c) of Section 3 and paragraph (e) of
          Section 9 of this Lease.

               "Additional Rent" has the meaning set forth in paragraph (d) of Section 7 hereof.

               "Adjusted Acquisition Cost" means, at any time, with respect to the Project, its aggregate Acquisition Cost less the aggregate amount of all Quarterly Rent Amortization Components constituting a portion of Fixed Rent at or prior to the time of determination, as the same may be modified in accordance with paragraphs (b) and
          (c) of Section 3 and paragraph (e) of Section 9 of this Lease.

               "AEP" means American Electric Power Company, Inc., a New York corporation.

               "Affiliate" of any Person means any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Agreement for Lease" means the Agreement for Lease, between the Lessor, as owner, and the Lessee, as agent, providing for the acquisition and construction of the Project, as the same may be amended, restated, modified or supplemented from time to time.





               "Air Benefits" has the meaning set forth in paragraph (j) of
          Section 30 hereof.

               "Appraisal Procedure" means an independent appraiser appointed by the Lessor and the Lessee, with the consent of the Assignee, to determine the fair market value of the Project, if such determination is required under paragraph (a) of Section 13 of this Lease. If no such appraiser is appointed by the Lessor and the Lessee within ten (10) days of the written request of either the Lessor or the Lessee that an appraiser be appointed, the Lessor and the Lessee shall each appoint an independent appraiser within fifteen (15) days thereafter, and the two appraisers so appointed shall appoint a third independent appraiser within an additional ten (10) days. Each appraiser appointed pursuant to the foregoing procedure shall, within ten
          (10) days after appointment of the last appraiser, independently determine the fair market value, as the case may be. If the Lessor or the Lessee shall fail to appoint an independent appraiser within the above-mentioned fifteen (15) day period, the appraiser appointed by the other party shall determine such amount or value. If a single appraiser is appointed, such appraiser's determination shall be final. If three appraisers are appointed, the amounts or values determined by the three appraisers shall be averaged, the amount or value which differs the most from such average shall be excluded, the remaining two amounts or values shall be averaged and such average shall be final. The expenses of all appraisers shall be paid by the Lessee.

               "Assignee" means the Collateral Trustee to which any part of the Lessor's interest under this Lease shall at the time have been assigned, conditionally or otherwise, by the Lessor in accordance with Section 21 of this Lease. For purposes of paragraphs (h) and (n) of Section 2A, paragraphs (d) and (e) of
          Section 2B, paragraph (a) of Section 10 and Section 11 hereof, the term "Assignee" shall include any lender to the Lessor or other person providing credit support to the Lessor pursuant to a Financing Arrangement.

               "Assignment" means each assignment agreement referred to in
          Section 21 hereof, between the Lessor and a third party, pursuant to which the Lessor assigns certain of its rights under this Lease or in the Project to such third party, as the same may be amended, restated, modified or supplemented from time to time.

               "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended from time to time, and the regulations from time to time issued, published or promulgated pursuant thereto.

               "Basic Rent" means the amount calculated in accordance with Exhibit D hereto.







               "Basic Rent Payment Date" means the last Business Day of each March, June, September and December during the Lease Term or Renewal Term, and the last day of the Lease Term or Renewal Term, or if such day is not a Business Day, the next succeeding Business Day.

               "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or Chicago, Illinois are authorized by law to close.

               "Capitalization" has the meaning set forth in Section 26 hereof.

               "Certificate of Substantia] Completion" has the meaning set forth opposite such term in Section 1 of the Agreement for Lease.

               "Claim" has the meaning set forth in Section 11 hereof.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Collateral Trustee" means Bank One, Columbus, N.A., a national banking association, and its successors.

               "Commercial Paper" means all promissory notes of the Lessor issued pursuant to a Financing Arrangement maturing not more than one hundred twenty (120) days from the date of issuance thereof.

               "Computation Period" means with respect to (i) the first Quarterly Rent Period hereunder, the period beginning on the Effective Date and ending on the 22nd day of the last calendar month of the Quarterly Rent Period for which Basic Rent is being computed and (ii) any subsequent Quarterly Rent Period, the period beginning on the 23rd day of the last calendar month of the immediately preceding Quarterly Rent Period and ending on the 22nd day of the last calendar month of the Quarterly Rent Period for which Basic Rent is being computed.

               "Consent" means each consent of the Lessee to an Assignment, pursuant to which the Lessee consents to the terms of such Assignment insofar as they relate to this Lease, as the same may be amended, restated, modified or supplemented from time to time.

               [ PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT ]

               [ PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT ]

               "Effective Date" means the date provided in Section 3(a) of this Lease.








               "Equipment" means the personal property constituting a portion of the Project, as described in Exhibit A hereto.
          "Unit", when referring to the personal property leased under this Lease, means a particular item of Equipment, as the context may require.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations from time to time issued, published or promulgated pursuant thereto.

               "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Lessee or is under common control (within the meaning of Section 414(c) of the Code) with the Lessee.

               "Event of Default" has the meaning set forth in Section 18 hereof.

               "Extended Term" has the meaning set forth in paragraph (b) of Section 6 hereof.

               "Facility" means the Lessee's General James M. Gavin steam electric generating station.

               "Facility Event of Loss" shall mean any of the following events: (i) a Final Shutdown; (ii) a Requisition of Title; or
          (iii) a Requisition of Use that would significantly interfere with the use of the Facility for a period that will exceed the earlier of (A) twenty-four (24) months or (B) the expiration of the Lease Term or any Renewal Term.

               "Federal Power Act" means the Federal Power Act, as amended from time to time, and the regulations from time to time issued, published or promulgated pursuant thereto.

               "FERC" means the Federal Energy Regulatory Commission, or any successor agency thereto.

               "Final Shutdown" shall mean the occurrence of any of the following events: (i) the destruction of the Facility; (ii) damage to the Facility and the failure of the Lessee to complete the repair, restoration or reconstruction of the Facility by the date that is twenty-four (24) months after such damage, or, if earlier, by the expiration of the Lease Term or any Renewal Term; or (iii) the cessation of operation of the Facility as a result of damage to the Facility for a period that will exceed the earlier of (A) twenty-four (24) months or (B) the expiration of the Lease Term or any Renewal Term.

               "Financing Arrangement" means each credit agreement, loan agreement, each Indenture, each other indenture or deed of trust






          and each other agreement or arrangement between the Lessor and a lender to the Lessor or other person providing credit support to the Lessor or to debt issued by or on behalf of the Lessor related to the financing of the Project, as each may be amended, restated, modified or supplemented from time to time.

               "Fixed Rent" means the amount calculated in accordance with Exhibit B hereto.

               "Force Majeure Event" means a Requisition of Title, a Requisition of Use and any event, occurrence or circumstance not reasonably foreseen which results in the Facility being incapable of generating electricity, which includes, but is not limited to, acts of God, war, riot or insurrection, blockades, embargoes, sabotage, epidemics, fires, hurricane, floods, failure of contractors or suppliers, strikes, lockouts or other labor disputes or difficulties, acts of Governmental Authorities or change in law or regulation relating to the ownership and operation of the Facility, acts of Persons other than the Lessor and the Lessee which interfere with or prohibit the operation of the Facility, nuclear emergency, unavailability of labor, fuel, power or raw materials or other cataclysmic events, occurrences or circumstances. [ PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT ]





               "Governmental Action" has the meaning set forth in paragraph
          (d) of Section 2(A) hereof.

               "Governmental Authority" means any Federal, state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Ground Lease" means the amended and restated ground lease, dated as of September 17, 1992, between Ohio Power Company, as ground lessor, and JMG Funding, Limited Partnership, as ground lessee, as the same may be amended, restated, modified or supplemented from time to time.

               "Indemnified Person" has the meaning set forth in Section 11 hereof.

               "Indenture" means, at the time of determination, the trust indenture or trust indentures entered into by the Ohio Air Quality Development Authority and Bank One, Columbus, NA, relating to securities issued in connection with the acquisition and financing of the Project, which securities remain outstanding at such time.






               "Initial Term" has the meaning set forth in paragraph (a) of
          Section 6 hereof.

               "Insurance Requirements" means all terms of any insurance policy covering or applicable to the Project, all requirements of the issuer of any such policy, all statutory requirements and all orders, rules, regulations and other requirements of any governmental body related to insurance applicable to the Project.

               "Lease Rate Date" has the meaning set forth in paragraph (b) of Section 7 hereof.

               "Lease Term" means the Initial Term plus the Extended Term thereof.

               "Legal Requirements" means all laws, judgments, decrees, ordinances, permits and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereinafter enacted, made or issued, whether or not presently contemplated, and all material agreements, covenants, conditions and restrictions, applicable to the Project or any component thereof and/or the construction, ownership, operation or use thereof, including, without limitation, compliance with all requirements of labor laws and environmental statutes, compliance with which is required at any time from the date hereof through the Lease Term and any Renewal Term, whether or not such compliance shall require structural, unforeseen or extraordinary changes to the Project or the operation, occupancy or use thereof.

               "Lessee" means Ohio Power Company and its successors and assigns under this Lease.

               "Lessor" means JMG Funding, Limited Partnership or any successor or successors to all of its rights and obligations as the Lessor hereunder and, for purposes of Section 11 hereof, shall include any partnership (general or limited), corporation, trust, individual or other entity which computes its liability for income or other taxes on a consolidated basis with the Lessor or the income of which for purposes of such taxes is, or may be, determined or affected directly or indirectly by the income of the Lessor or its successor or successors.

               "Lessor's Cost of Commercial Paper" has the meaning set forth in Exhibit B hereto.

               "Lessor's Cost of Debt" has the meaning set forth in Exhibit B hereto.

               "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, mechanics liens, encumbrance, lien (statutory or other), chattel mortgage or other security






          agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

               "Merrill" means Merrill Lynch Money Markets Inc., a Delaware corporation.

               "Merrill Leasing" means ML Leasing Equipment Corp., a Delaware corporation.

               "Merrill Lynch" means Merrill Lynch & Co., Inc., a Delaware corporation.

               "Multi-employer Plan" means a plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA and to which contributions have been made by the Lessee or any ERISA
          Affiliate.

               "Natural Gas Act" means the Natural Gas Act, as amended from time to time, and the regulations from time to time issued, published or promulgated pursuant thereto.

               "1935 Act" means the Public Utility Holding Company Act of 1935, as amended from time to time, and the regulations from time to time issued, published or promulgated pursuant thereto.

               "NRC" means the Nuclear Regulatory Commission, or any successor agency thereto.

               "Pension Plan" means a single employer plan as defined in
          Section 4001(a)(15) of ERISA or an individual account plan which is subject to the funding standards of Section 302 of ERISA with respect to which the Lessee or any ERISA Affiliate at any time during which the Agreement for Lease or this Lease is in effect maintains, has an obligation to contribute to or has liability under.

               "Permitted Contest" has the meaning set forth in paragraph
          (a) of Section 28 hereof.

               "Permitted Liens" means: (i) the rights of any sublessee under a sublease permitted by the terms of this Lease; (ii) Liens for taxes, assessments and other governmental charges or levies which are not yet due or are being contested as a Permitted Contest; (iii) materialmen's, mechanics', workmen's, repairmen's, employees', carriers', warehousemen's and other like Liens relating to the construction of the Project or in connection with any maintenance, repair, improvement, addition, alteration to, or






          other services or materials relating to the Project or any Equipment, or arising in the ordinary course of business for amounts in respect of the foregoing that either are not more than thirty (30) days past due or are being contested as a Permitted Contest; (iv) Liens of any of the types referred to in clause
          (iii) above that have been bonded for the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made); (v) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by generally accepted accounting principles or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for Permitted Contests; (vi) the rights and interests of the Lessee under the Ground Lease; (vii) rights reserved to or vested in any Governmental Authority to condemn or appropriate the Project or any Equipment or to control or regulate any of the foregoing or the use thereof in any manner;
          (viii) all restrictions, defects, encumbrances and irregularities in the title to the Premises (as defined in the Agreement for Lease) shown in the title report delivered with the Initial Advance Certificate (as defined in the Agreement for Lease); (ix) Liens on the Facility; (x) Liens on the additions or alterations to the Project, title to which is retained by the Lessee as provided in Section 9(d) of this Lease; (xi) Liens on any replacement part for a period not exceeding ninety (90) days from the date such part is incorporated into the Project; (xii) Liens which do not secure any indebtedness for borrowed money not otherwise provided for in this definition of "Permitted Liens" that, in the aggregate, do not materially impair the use of the Project or materially and adversely affect the value thereof;
          (xiii) Liens created pursuant to any Financing Arrangement; and
          (xiv) such other or additional matters as may be approved in writing by the Lessor and any Assignee.

               "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               "Potential Default" means any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Default.

               "Project" means the parcel of land in which the Lessor has acquired a leasehold interest and the related improvements and Equipment constituting the flue gas desulfurization system which is located on or about such parcel and used in connection with the Facility, as described in Exhibit A hereto.








               "Quarterly Rent Amortization Component" means the amount determined in accordance with Exhibits B and C to this Lease, as amended from time to time. Exhibit C shall reflect mortgage amortization during the Initial Term and straight-line amortization during the Extended Term. This total of all Quarterly Rent Amortization Components shall fully amortize the Acquisition Cost of the Project over the Lease Term.

               "Quarterly Rent Period" means each quarterly period of each year of the Lease Term beginning January 1 and ending March 31, beginning April 1 and ending June 30, beginning July 1 and ending September 30, and beginning October 1 and ending December 31, as the case may be; provided, however, that (i) the first such period shall commence on the Effective Date and end on the next succeeding March 31, June 30, September 30 or December 31, as applicable, and (ii) the last such period shall end on the last day of the Lease Term or Renewal Term, if any, as the case may be.

               "Renewal Term" has the meaning set forth in paragraph (b) of
          Section 13 hereof.

               "Reports" has the meaning set forth in Section 2(e) hereof.

               "Requisition of Title" shall mean any circumstance or event in consequence of which the Facility or any portion thereof, the loss of which would significantly interfere with the use of the Facility, shall be condemned or seized or title thereto shall be requisitioned or taken by any Governmental Authority under power of eminent domain or otherwise.

               "Requisition of Use" shall mean any circumstance or event other than a Requisition of Title in consequence of which the use of the Facility, or any portion thereof, shall be requisitioned or taken by any Governmental Authority under power of eminent domain or otherwise.

               "Responsible Officer" shall mean the Chairman of the Board, President, any Vice President, the Treasurer or Assistant Treasurer of the Lessee.

               "SEC" means the Securities and Exchange Commission, or any successor agency thereto.

               "Short-Term Debt" has the meaning set forth in Section 26 hereof.

               "Taking" has the meaning set forth in paragraph (a) of
          Section 16 hereof.

               "Termination Event" has the meaning set forth in paragraph
          (b) of Section 14 hereof.






               "Termination Event Date" has the meaning set forth in paragraph (d) of Section 14 hereof.

               "Termination Settlement Date" has the meaning set forth in paragraph (d) of Section 14 hereof.

               "Transaction Document" has the meaning set forth in subparagraph (9) following paragraph (d) of Section 11 hereof.

               "Unitary Method of Taxation" means a method of taxation under which the business income of individual corporations in a commonly controlled enterprise which may be deemed to operate in the same general line of business as an entity or entities subject to a taxing jurisdiction is aggregated regardless of whether the individual corporations have a tax nexus with, or presence in, such taxing jurisdiction and is then apportioned to such taxing jurisdiction based on an apportionment formula.

               "Variable Component of Fixed Rent" means the amount determined in accordance with clause (A)(x) under "Calculation" on Exhibit B to this Lease.

               SECTION 2.  Representations, Warranties and Covenants of
          Lessee.

               (A) The Lessee represents and warrants to the Lessor as of the Effective Date and on each subsequent date upon which the representations and warranties are made or deemed made pursuant to the terms of this Lease:

               (a) Corporate Matters. The Lessee (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, (ii) has full power, authority and legal right to own and operate its properties and to conduct its business as presently conducted and to execute, deliver and perform its obligations under this Lease and any Consent, and the Construction Documents (as defined in the Agreement for Lease) and (iii) is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which its ownership or leasing of properties or the conduct of its business requires such qualification.

               (b) Binding Agreement. Each of this Lease and any Consent has been duly authorized, executed and delivered by the Lessee and, assuming the due authorization, execution and delivery of this Lease and any Consent by the other parties thereto, each of this Lease and any Consent is a legal, valid and binding obligation of the Lessee, enforceable according to its terms.

               (c) Compliance with Other Instruments. The execution, delivery and performance by the Lessee of this Lease and any Consent will not result in any violation of any term of the






          articles of incorporation or the code of regulations of the Lessee, do not require stockholder approval or the approval or consent of any trustee or holders of indebtedness of the Lessee except such as have been obtained prior to the date hereof and will not conflict with or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property or assets of the Lessee under, any indenture, mortgage or other agreement or instrument to which the Lessee is a party or by which it or any of its property is bound, or any existing applicable law, rule, regulation, license, judgment, order or decree of any government, governmental body or court having jurisdiction over the Lessee or any of its activities or properties.

               (d) Governmental Consents. There are no consents, licenses, orders, authorizations, approvals, waivers, extensions or variances of, or notices to or registrations or filings with (each a "Governmental Action"), any governmental or public body or authority which are or will be required in connection with the valid execution, delivery and performance of this Lease or any Consent, or any Governmental Action (i) which is or will be required in connection with any participation by the Lessor in the transaction contemplated by this Lease or (ii) which is or will be required to be obtained by the Lessor, the Lessee, Merrill, Merrill Leasing, any Assignee or any Affiliate of the foregoing, during the term of this Lease, with respect to the Project or any Unit of Equipment, except for the filing of a Form U-7D under the 1935 Act and except such Governmental Actions (A) as have been duly obtained, given or accomplished, with true copies thereof delivered to the Lessor, (B) as may be required for the construction or operation of the Project and have been or will be timely obtained, and (C) as may be required by applicable law not now in effect.

               (e) Financial Statements. The Lessee has furnished to the Lessor copies of its Annual Report on Form 10-K for its fiscal year ending December 31, 1993 and its Quarterly Reports on Form 10-Q for the quarters ending March 31, 1994, June 30, 1994 and September 30, 1994 (such Annual Report and Quarterly Reports are herein collectively referred to as the "Reports"). The consolidated financial statements contained in such Reports present fairly the financial position of the Lessee and its subsidiaries and the results of their operations and changes in their cash flows as of the dates and for the periods indicated therein and have been prepared in conformity with generally accepted accounting principles.

               (f) Changes. Since September 30, 1994, there has been no material adverse change in the financial condition or business of the Lessee nor any change which would materially impair the







          ability of the Lessee to perform its obligations under this Lease.

               (g) Litigation. There is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or threatened against or affecting the Lessee or any property or rights of the Lessee (i) which questions the validity of this Lease or any Consent, (ii) which affects the Lessor's interest in, or the Lessee's lease or use of, the Project or any Unit of Equipment, (iii) which may have a material adverse impact on the financial condition or business of the Lessee or (iv) which, if adversely determined, would materially impair the ability of the Lessee to perform its obligations hereunder, except, with respect to clause (iii), as set forth in the Reports.

               (h) Compliance with Legal Requirements and Insurance Requirements. The operation, use and physical condition of the Project is in full compliance with all Legal Requirements and Insurance Requirements, except any Legal Requirements the noncompliance with which, individually or in the aggregate, (i) will not subject the Lessor or any Assignee to any reasonable likelihood of civil liability for which the Lessor or any Assignee is not adequately bonded against or indemnified for (the obligations under Section 11 of this Lease shall be deemed to be adequate indemnification if no Event of Default by the Lessee exists hereunder and if such civil liability is reasonably likely to be less than $2,500,000) or subject the Lessor or any Assignee to any criminal liability as a result of a failure to comply therewith and (ii) will not result in a material diminution in value of the Project.

               (i) Regulation. Assuming the proper filing of a Form U-7D under the 1935 Act within 30 days of the Effective Date, the Lessor will not be nor become, solely by reason of either its entering into this Lease or any other agreement or document contemplated hereby or entered into in connection herewith to which it is, or is to become, a party, or the transactions contemplated hereby or thereby (including, without limitation, the acquisition, construction, ownership or leasing of the Project or any Equipment), subject to regulation (A) under the 1935 Act, the Federal Power Act, the Natural Gas Act or the Atomic Energy Act, (B) by any state or local public utility commission or other similar regulatory body, authority or group in the State of Ohio or (C) in any manner by the NRC or the FERC.

               (j) Liens. Neither the Project nor any Equipment is subject to any Lien, except Permitted Liens.

               (k) Agreement for Lease. The Project was acquired, assembled and built in accordance with the terms of the Agreement






          for Lease. The representations and warranties of the Lessee, as agent, in the Agreement for Lease are true and correct in all material respects.

               (l) Nature of Business. The Lessee is an "electric utility company" as defined under the 1935 Act and is neither (i) a "gas utility company" as defined under the 1935 Act, (ii) subject to regulation under the Natural Gas Act nor (iii) subject to regulation as a gas utility company under any state or local law, rule, regulation, license, judgment, order or decree.

               (m) Wholly-Owned Subsidiary. The Lessee is a wholly-owned subsidiary of AEP, a holding company registered under Section 5 of the 1935 Act.

               (n) ERISA. The Lessee and the ERISA Affiliates are in compliance in all material respects with ERISA. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan or, to the Lessee's knowledge and except as otherwise disclosed in the Reports or as otherwise reported to the Lessor and each Assignee, any Multi-employer Plan. Except as otherwise disclosed in the Reports or as otherwise reported to the Lessor and each Assignee, no liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred by the Lessee with respect to any Pension Plan or any Multi-employer Plan which is or would be materially adverse to the Lessee.

               (B)  The Lessee covenants to the Lessor:

               (a) Corporate Matters; Nature of Business; Maintenance of Properties; Insurance. The Lessee shall preserve and maintain its corporate existence in the jurisdiction of its incorporation (except as provided in Section 26 hereof) and the rights, franchises and privileges necessary for the ordinary conduct of its business, continue to engage principally in the electric utility business, maintain its properties and assets in good working order and condition and maintain, with respect to its properties and assets and its business, insurance with financially sound and reputable insurers against loss or damage of the kinds and in the amounts customarily carried under similar circumstances by other corporations engaged in the same or similar businesses and similarly situated. Notwithstanding the provisions of the foregoing sentence, however, the Lessee may, subject to Section 10 hereof with respect to the Project, self-insure by deductible provisions in an amount which the Lessee reasonably believes to be prudent with respect to each loss.

               (b) Compliance with Laws. The Lessee shall use its best efforts to comply in all material respects with all applicable






          laws, rules and regulations and orders of any Governmental Authority, noncompliance with which would have a material adverse effect on its business, financial condition or results of operations or would materially affect the Lessee's ability to perform its obligations hereunder, except laws, rules, regulations or orders being contested in good faith.

               (c) Taxes. The Lessee shall file or cause to be filed all tax returns which are required to be filed, and shall pay or cause to be paid all taxes as shown on said returns and all assessments received by the Lessee to the extent that such taxes and assessments have become due, except for taxes and assessments which are being contested in good faith and by appropriate proceedings.

               (d) Delivery of Information. The Lessee shall deliver to the Lessor and each Assignee from time to time, (i) within one hundred thirty (130) days of the end of the Lessee's fiscal year, copies of the Lessee's Annual Reports on Form 10-K, within ninety
          (90) days of the end of each quarter, copies of the Lessee's Quarterly Reports on Form 10-Q and promptly after filing, copies of the Lessee's Current Reports on Form 8-K, (ii) promptly upon request, such other information with respect to the Lessee's operations, business, properties, assets, financial condition or litigation as the Lessor or each Assignee shall reasonably request and (iii) promptly after a Responsible Officer of the Lessee obtains knowledge of any Event of Default, Potential Default or Termination Event hereunder, a certificate of a Responsible Officer of the Lessee either specifying (A) the nature and period of existence of such Event of Default or Potential Default, and what action, if any, the Lessee has taken, is taking, or proposes to take with respect thereto or (B) the nature of the Termination Event.

               (e) Notices. The Lessee shall give notice to the Lessor and each Assignee promptly upon the occurrence of any (i) notice given or required to be given by the Lessee or any ERISA Affiliate, or knowledge by the Lessee that the plan administrator of any Pension Plan has given or is required to give, notice to the Pension Benefit Guaranty Corporation of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Pension Plan which might constitute grounds for a termination of such Pension Plan under Title IV of ERISA, (ii) complete or partial withdrawal by the Lessee, or to the Lessee's knowledge, any ERISA Affiliate, from any Multi-employer Plan, or notice received by the Lessee, or to the Lessee's knowledge, any ERISA Affiliate, from any Multi-employer Plan that any Multi-employer Plan is in reorganization, is insolvent or has been terminated,
          (iii) notice received by the Lessee, or to the Lessee's knowledge by any ERISA Affiliate, from the Pension Benefit Guaranty Corporation under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of






          ERISA) in respect of, or appoint a trustee to administer, any Pension Plan, or from a Multi-employer Plan that such action has been taken by the Pension Benefit Guaranty Corporation with respect to such Multi-employer Plan, (iv) notice given by the Lessee of intent to terminate any Pension Plan pursuant to
          Section 401(c) of ERISA, (v) notice given by the Lessee of withdrawal from any Pension Plan pursuant to Section 4063 of ERISA, or (vi) action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal against or affecting the Lessee of any property or rights of the Lessee (A) which questions the validity of this Lease, (B) which affects the Lessor's interest in, or the Lessee's use of, the Project, (C) which may have a material adverse impact on the financial condition or business of the Lessee, or (D) in which there is a reasonable likelihood of an adverse determination, and which, if adversely determined, would materially impair the ability of the Lessee to perform its obligations hereunder, except with respect to clause (C), as otherwise disclosed in the Reports or in any subsequent reports of the Lessee on Form 10-K, Form 10-Q or Form 8-K that are delivered by the Lessee to the Lessor pursuant to clause (i) of paragraph (d) of Section 2(B) hereof.

               SECTION 3.  Lease of the Project.

               (a) The date upon which the Lessee receives the Final Advance (as defined in the Agreement for Lease) under the Agreement for Lease, shall be the Effective Date. From and after the Effective Date, the Project and the rights and obligations of the Lessor and the Lessee shall be governed by this Lease, except to the extent otherwise expressly provided in the Agreement for Lease. On the Effective Date, the Lessee shall be deemed to have certified that all representations and warranties of the Lessee contained in this Lease are true and correct on and as of the Effective Date. The Lessor and the Lessee agree that all Equipment (including Equipment which becomes a part of the Project and subject to this Lease pursuant to Section 9(e) hereof) shall be amortized over a period of time such that the last day of the Lease Term of the Project shall also be the last day of the Lease Term for all Equipment.

               (b) Up to two (2) years after the Effective Date, the Lessee may deliver a Certificate of Increased Cost (as defined in the Agreement for Lease). Such Certificate of Increased Cost shall reflect all costs incurred by the Lessee since the Effective Date to complete the Project, to discharge all retentions and to dispose of excess construction materials. Any proceeds received from the disposition of excess construction materials shall be applied against the amount of the Completion Advance (as defined in the Agreement for Lease) otherwise payable or, if such amount exceeds the amount otherwise payable as a Completion Advance, shall be paid to the Lessor. If a Completion






          Advance is made, or if the amount of proceeds received from the disposition of excess construction materials exceeds the amount that would otherwise be payable as a Completion Advance, the Adjusted Acquisition Cost of the Project will be amended to reflect either (i) an increase in Adjusted Acquisition Cost in the amount of the Completion Advance made or (ii) a decrease in Adjusted Acquisition Cost in the amount by which the proceeds received from the sale of excess construction materials exceeds the amount otherwise payable as a Completion Advance. At such time Exhibit C to this Lease shall be amended to reflect such change in Adjusted Acquisition Cost.

               (c) In addition to the Completion Advance, the Lessee may from time to time until the fifth anniversary of the Effective Date request advances from the Lessor to develop the landfill constituting a part of the Project. So long as no Event of Default, Potential Default, Termination Event or Force Majeure Event has occurred and is continuing and so long as the representations and warranties contained herein are true and correct on the date of each such advance, the Lessor shall advance the amount requested to the extent that the Lessor has the ability to borrow such funds under a Financing Arrangement. If an advance is made pursuant to the terms of this paragraph
          (c), the Adjusted Acquisition Cost of the Project will be amended to reflect an increase in Adjusted Acquisition Cost in the amount of such advance, and Exhibit C to this Lease shall be amended accordingly.

               SECTION 4.  Covenant of Quiet Enjoyment.

               During the Lease Term or Renewal Term, if any, of the Project hereunder and so long as no Event of Default shall have occurred and be continuing, the Lessor recognizes the Lessee's right to quiet enjoyment of the Project on the terms and conditions provided in this Lease without any interference from the Lessor or anyone claiming through or under the Lessor.

               SECTION 5.  Absolute Obligation.

               (a) The obligations of the Lessee to pay all amounts payable pursuant to this Lease (including specifically and without limitation amounts payable under Sections 7 and 11 hereof) shall be absolute and unconditional under any and all circumstances of any character, and such amounts shall be paid without notice, demand, defense, setoff, deduction or counterclaim and without abatement, suspension, deferment, diminution or reduction of any kind whatsoever, except as herein expressly otherwise provided. The obligation of the Lessee to lease and pay Basic Rent for the Project and Additional Rent is without any warranty or representation, express or implied, as to any matter whatsoever on the part of the Lessor or any Assignee







          or any Affiliate of either, or anyone acting on behalf of any of them.

               THE LESSEE HAS SELECTED AND SHALL SELECT THE PROJECT AND ALL EQUIPMENT ACQUIRED OR ORDERED ON THE BASIS OF ITS OWN JUDGMENT. NEITHER THE LESSOR NOR ANY ASSIGNEE NOR ANY AFFILIATE OF EITHER, NOR ANYONE ACTING ON BEHALF OF ANY OF THEM MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER CHARACTERISTIC, OF THE PROJECT OR ANY EQUIPMENT, OR AS TO WHETHER THE PROJECT OR EQUIPMENT OR THE OWNERSHIP, USE OR POSSESSION THEREOF COMPLIES WITH ANY LAWS, RULES, REGULATIONS OR REQUIREMENTS OF ANY KIND.

               AS BETWEEN THE LESSEE AND THE LESSOR, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON, THE LESSEE ASSUMES ALL RISKS AND WAIVES ANY AND ALL DEFENSES, SET-OFFS, DEDUCTIONS, COUNTERCLAIMS (OR OTHER RIGHTS), EXISTING OR FUTURE, AS TO THE LESSEE'S OBLIGATION TO PAY BASIC RENT AND ALL OTHER AMOUNTS PAYABLE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO:

               (A) THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER QUALITY OR CHARACTERISTIC OF THE PROJECT OR ANY EQUIPMENT, LATENT OR NOT;

               (B) ANY SET-OFF, COUNTERCLAIM, RECOUPMENT, ABATEMENT, DEFENSE OR OTHER RIGHT WHICH THE LESSEE MAY HAVE AGAINST THE LESSOR, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON FOR ANY REASON WHATSOEVER ARISING OUT OF THIS OR ANY OTHER TRANSACTION OR MATTER;

               (C) ANY DEFECT IN TITLE OR OWNERSHIP OF THE PROJECT OR ANY EQUIPMENT OR ANY TITLE ENCUMBRANCE NOW OR HEREAFTER EXISTING WITH RESPECT TO THE PROJECT OR ANY EQUIPMENT;

               (D) ANY FAILURE OR DELAY IN DELIVERY OR ANY LOSS, THEFT OR DESTRUCTION OF, OR DAMAGE TO, THE PROJECT OR ANY EQUIPMENT, IN WHOLE OR IN PART, OR CESSATION OF THE USE OR POSSESSION OF THE PROJECT OR ANY EQUIPMENT BY THE LESSEE FOR ANY REASON WHATSOEVER AND OF WHATEVER DURATION, OR ANY CONDEMNATION, CONFISCATION, REQUISITION, SEIZURE, PURCHASE, TAKING OR FORFEITURE OF THE PROJECT OR ANY EQUIPMENT, IN WHOLE OR IN PART;

               (E) ANY INABILITY OR ILLEGALITY WITH RESPECT TO THE USE, OWNERSHIP, OR POSSESSION OF THE PROJECT OR EQUIPMENT BY THE LESSEE;

               (F) ANY INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING BY OR AGAINST THE LESSEE OR THE LESSOR OR ANY ASSIGNEE;






               (G) ANY FAILURE TO OBTAIN, OR EXPIRATION, SUSPENSION OR OTHER TERMINATION OF, OR INTERRUPTION TO, ANY REQUIRED LICENSES, PERMITS, CONSENTS, AUTHORIZATIONS, APPROVALS OR OTHER LEGAL REQUIREMENTS;

               (H) THE INVALIDITY OR UNENFORCEABILITY OF THIS LEASE OR ANY OTHER INFIRMITY HEREIN OR ANY LACK OF POWER OR AUTHORITY OF THE LESSOR OR THE LESSEE TO ENTER INTO THIS CONTRACT;

               (I) THE INVALIDITY OR UNENFORCEABILITY OF ANY BILL OF SALE OF THE PROJECT OR ANY EQUIPMENT EXECUTED IN CONNECTION WITH THIS LEASE OR ANY OTHER INFIRMITY THEREIN OR LACK OF POWER OR AUTHORITY OF ANY PARTY THERETO TO ENTER INTO SUCH BILL OF SALE; OR

               (J) ANY OTHER CIRCUMSTANCES OR HAPPENING WHATSOEVER, WHETHER OR NOT SIMILAR TO ANY OF THE FOREGOING.

               THE LESSEE HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS WHICH IT MAY NOW HAVE OR WHICH AT ANY TIME HEREAFTER MAY BE CONFERRED UPON IT, BY STATUTE OR OTHERWISE, TO TERMINATE, CANCEL, QUIT, RESCIND OR SURRENDER THIS LEASE EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF. Each payment of Basic Rent, Additional Rent and any other amount due hereunder made by the Lessee shall be final, and the Lessee, without waiving any other remedies it may have, will not seek or have any right to recover all or any part of such payment from the Lessor or any Assignee for any reason whatsoever.

               (b) Notwithstanding any other provision contained in this Lease, it is specifically understood and agreed that neither the Lessor nor any Assignee nor any Affiliate of either, nor anyone acting on behalf of any of them makes any warranties or representations or has any responsibility to disclose any relevant information, or has any other responsibility or duty, nor, except as expressly set forth in this Lease, has the Lessor or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them made any covenants or undertakings, as to the accounting treatment to be accorded the Lessee or as to the U.S. Federal or any state income or any other tax consequences, if any, to the Lessee as a result of or by virtue of the transactions contemplated by this Lease.

               SECTION 6.  Initial Term; Extended Term.

               (a) The "Initial Term" with respect to the Project shall commence on the Effective Date and shall continue for any partial first calendar month plus the next succeeding one hundred eighty
          (180) calendar months, unless terminated earlier pursuant to
          Section 14, 15, 16, 19 or 20 hereof.








               (b) The "Extended Term" shall commence on the first day of the calendar month following the last day of the Initial Term of the Project and shall continue for two hundred twenty-eight (228) calendar months, unless terminated earlier pursuant to Section 12, 13, 14, 15, 16, 19 or 20 hereof.

               SECTION 7.  Rent and Other Payments.

               (a) The Lessee hereby agrees to pay Basic Rent quarterly in arrears to the Lessor on each Basic Rent Payment Date in respect of the Quarterly Rent Period ending on or about such Basic Rent Payment Date.

               (b) The Lessor shall furnish to the Lessee on the 23rd day of the last calendar month of each Quarterly Rent Period the percentage equivalent of each of the Lessor's Cost of Commercial Paper and the Lessor's Cost of Debt for the Quarterly Rent Period to which such amounts relate, or, if such day is not a Business Day, on the next succeeding Business Day (the "Lease Rate
          Date"). Prior to each Basic Rent Payment Date the Lessor shall furnish the Lessee with a summary of the calculations of Basic Rent payable on such Basic Rent Payment Date.

               (c) The Lessee hereby agrees to pay when due all amounts (other than Basic Rent) payable hereunder, including, without limitation, all amounts payable to any Indemnified Person pursuant to Section 11 hereof.

               (d) Without prejudice to the full exercise by the Lessor of its rights under Sections 18 and 19 hereof, the Lessee shall pay to the Lessor from time to time, on demand, as additional rent ("Additional Rent") (i) amounts required to reimburse the Lessor for its obligations, costs and expenses (not previously included in Basic Rent or deducted from Fixed Rent as all or a portion of [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] ) incurred in acquiring, financing (including equity financing) and leasing the Project, and (ii) to the extent legally enforceable, an amount computed by multiplying
          (A) all sums not paid by the Lessee to the Lessor as provided in this Lease on or before the date such payments are due, by (B) the decimal equivalent of the Lessor's Cost of Debt as most recently furnished by the Lessor, and by (C) a fraction having a numerator equal to the number of days in the period from but excluding such due date to and including the date of payment thereof and a denominator of 360. The Lessee shall also pay to the Lessor on demand an amount equal to any expenses incurred by the Lessor in collecting such unpaid sums. The Lessor and the Lessee hereby agree that nothing contained in this paragraph (d) shall be construed as a guaranty by the Lessee of any of the Lessor's Financing Arrangements.








               (e) Basic Rent and Additional Rent and any other amount payable by the Lessee to the Lessor shall be paid sufficiently in advance of the date due to assure that immediately available funds in the full amount due are available on the date due, to such account of the Lessor at such bank, or to such account of such other Person at such bank, or otherwise as the Lessor may from time to time designate. To the extent that the Lessor shall earn interest on amounts paid as Basic Rent by virtue of the fact that such Basic Rent is paid quarterly and the Lessor's borrowings under a Financing Arrangement are paid less frequently, the Lessor shall advise the Lessee of the amount of such interest and shall credit the amount of such interest against future Basic Rent payments of the Lessee.

               (f) The Lessee shall provide to the Lessor, on or before the nineteenth day of each March, June, September and December during the Lease Term of the Project, a certificate of an officer of the Lessee, substantially in the form of Exhibit E hereto, certifying (i) [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT ] Quarterly Rent Period which includes such March, June, September and December and (ii) that no Event of Default, Potential Default, Termination Event or Force Majeure Event shall have occurred during such Quarterly Rent Period. In the event that, at any time, the Lessee is required to pay Basic Rent for any Quarterly Rent Period in an amount [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], the Lessor may request that [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] provided by the Lessee be verified by such nationally recognized independent engineering firm as the Lessee may designate with Lessor's consent, which consent will not be unreasonably withheld or unreasonably delayed. The fees, expenses and costs incurred in connection with such verification shall be paid by the Lessee. If, as a result of such verification or otherwise, it is determined that the Lessee has paid to the Lessor an amount that is less or greater than the Basic Rent due and payable under this Lease, (i) the Lessee shall immediately pay to the Lessor the difference between the lesser amount so paid and the Basic Rent due and payable or (ii) the Lessor shall immediately pay the Lessee the difference between the greater amount so paid and the Basic Rent due and payable, as the case may be.

               (g) During the Lease Term of the Project, the Lessor shall calculate, on each Lease Rate Date, the difference, if any, between (i) the Variable Component of Fixed Rent calculated for the previous Quarterly Rent Period and (ii) an amount equal to what the Variable Component of Fixed Rent would have been for such Quarterly Rent Period had the Variable Component of Fixed Rent been calculated using Lessor's Cost of Debt and Lessor's Cost of Commercial Paper during the previous calendar quarter (rather than during the applicable Computation Period), provided






          that, with respect to the Variable Component of Basic Rent for the last Quarterly Rent Period, such calculation shall occur on the last day of the Lease Term. On or about March 23, 1996 (or such other date that the Lessor so chooses), and thereafter on or about March 23 of each year and on the last day of the Lease Term, the Lessor shall furnish to the Lessee a calculation of the aggregate difference between the amounts determined under clause
          (i) above and the correlating amounts determined under clause
          (ii) above (the "Reconciliation Amount") for each Quarterly Rent Period since the date of this Lease or each Quarterly Rent Period since the last time the Reconciliation Amount was calculated, whichever is later. The Lessor and the Lessee agree that if the Reconciliation Amount is a positive number, then such amount shall be credited against the amount of Fixed Rent calculated for the next Quarterly Rent Period (or Quarterly Rent Periods, if such amount shall exceed the amount of Fixed Rent calculated for the next Quarterly Rent Period), and if the Reconciliation Amount is a negative number, then such amount shall be payable by the Lessee on the next Basic Rent Payment Date in addition to the amount of Basic Rent due and payable on such Basic Rent Payment Date, except that with respect to the Reconciliation Amount computed on the last day of the Lease Term, such amount shall be paid by the Lessor to the Lessee (in the case of a positive number) or by the Lessee to the Lessor (in the case of a negative number) on the last day of the Lease Term. Any notices required by this paragraph (g) which are furnished to the Lessee by the Lessor shall be conclusive, absent manifest error, as to the contents thereof.

               SECTION 8.  Restricted Use; Compliance with Laws.

               (a) So long as no Event of Default shall have occurred and be continuing, the Lessee may use the Project in the regular course of its business for any lawful purpose. The Lessee at all times during the Lease Term or Renewal Term, if any, shall own and operate the Facility.

               (b) The Lessee shall promptly and duly execute, deliver, file and record, at the Lessee's expense, all such documents, statements, filings and registrations, and take such further action, as the Lessor shall from time to time reasonably request in order to establish, perfect and maintain the Lessor's title to and interest in the Project and any Equipment and any Assignee's interest in this Lease as against the Lessee or any third party in any applicable jurisdiction.

               (c) The Lessee shall use reasonable efforts to prevent loss or damage to the Project and shall use every commercially reasonable precaution to prevent injury to third persons or property of third persons. The Lessee and the Lessor shall cooperate fully with each other and all insurance companies providing insurance pursuant to Section 10 hereof in the






          investigation and defense of any claims or suits arising from the ownership, operation or use of any Equipment or ownership or use of the Project; provided, that nothing contained in this paragraph (c) shall be construed as imposing on the Lessor any duty to investigate or defend any such claims or suits. The Lessee shall comply and shall use reasonable efforts to cause all Persons using or operating Equipment or the Project to comply with all Insurance Requirements and Legal Requirements applicable to the Project or such Equipment and to the acquiring, titling, registering, leasing, insuring, using, operating and disposing of the Project or Equipment, and the licensing of operators thereof, except any Legal Requirements the noncompliance with which, individually or in the aggregate, (i) will not subject the Lessor or any Assignee to any reasonable likelihood of civil liability for which the Lessor or any Assignee is not adequately bonded against or indemnified for (the obligations under Section 11 of this Lease shall be deemed to be adequate indemnification if no Event of Default by the Lessee exists hereunder and if such civil liability is reasonably likely to be less than $2,500,000) or subject the Lessor or any Assignee to any criminal liability as a result of a failure to comply therewith and (ii) will not result in a material diminution in value of the Project.

               (d) The Lessor or any Assignee or any authorized representative of either may during reasonable business hours from time to time inspect the Project and deeds, registration certificates, certificates of title and related documents covering the Project wherever the same may be located, but neither the Lessor nor any Assignee shall have any duty to make any such inspection.

               (e) The Lessee shall not, without the prior written consent of the Lessor, permit, or suffer to exist, any Lien on the Project, other than Permitted Liens, nor may it assign any right or interest herein or in the Project or any Equipment. The Lessee shall not, without the prior written consent of the Lessor (not to be unreasonably withheld), sublease or otherwise relinquish possession of the Project or any Equipment, except that (i) the Lessee may relinquish possession of any Equipment to any contractor for use in performing work for the Lessee on such Equipment; provided, that such relinquishment of possession shall in no way affect the obligations of the Lessee or the rights of the Lessor hereunder and with respect to such Equipment and (ii) the Lessee may upon prior written notice to the Lessor sublease the Project to an Affiliate of the Lessee; provided, that (A) each such sublease shall expressly be made subject and subordinate to the provisions hereof and shall, at the sole option of the Lessor, by its terms be subject to termination upon the termination for any reason of this Lease, (B) no such sublease shall modify or limit any right or power of the Lessor hereunder or affect or reduce any obligation of the Lessee hereunder, and all such obligations shall continue in full force






          and effect as obligations of a principal and not of a guarantor or surety, as though no such subletting had been made, and (C) any such sublease made otherwise than as expressly permitted by this paragraph (e) shall be void and of no force and effect. As additional security to the Lessor for the performance of the Lessee's obligations under this Lease, the Lessee hereby assigns to the Lessor all of its right, title and interest in and to all subleases permitted hereby and agrees to cause any sublessee to enter into attornment agreements with the Lessor as the Lessor shall request and the Lessee hereby irrevocably assigns such rents and other sums to the Lessor for the benefit and protection of the Lessor. The Lessor agrees that until such time as an Event of Default shall occur and be continuing under this Lease, the Lessee shall have the present and continuing right to collect and enjoy all rents and other sums of money payable under any such sublease. The Lessee shall, within thirty (30) days after the execution of any such sublease, deliver a conformed copy thereof to the Lessor. Nothing contained in this Lease shall be construed as constituting the consent or request of the Lessor, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Project or any portion thereof. Notice is hereby given that the Lessor will not be liable for any labor, services or materials furnished or to be furnished to the Lessee, or to anyone holding the Project or any portion thereof through or under the Lessee, and that no mechanics' or other liens for any such labor, services or materials shall attach to or affect the interest of the Lessor in and to the Project.

               (f) If any Lien or charge of any kind or any judgment, decree or order of any court or other governmental authority (including, without limitation, any state or local tax lien affecting the Project or any Equipment), whether or not valid, shall be asserted or entered which might interfere with the due and timely payment of any sum payable or the exercise of any of the rights or the performance of any of the duties or responsibilities under this Lease, the Lessee shall, upon obtaining knowledge thereof or upon receipt of notice to that effect from the Lessor, promptly take such action as may be necessary to prevent or terminate such interference.

               SECTION 9.  Maintenance, Improvement and Repair of the
          Project.

               (a) The Lessor, so long as no Event of Default shall have occurred and be continuing hereunder, assigns and agrees to make available to the Lessee any and all rights the Lessor may have under any vendor's or manufacturer's warranties or undertakings with respect to the Project or any Equipment. If an Event of Default shall have occurred and be continuing hereunder, the






          Lessor's assignment of such rights shall be rescinded and terminated.

               (b) The Lessee shall pay all costs, expenses, fees and charges incurred in connection with the Lessor's ownership and the Lessee's use and operation of the Project. Except as otherwise provided in Section 15 hereof, the Lessee shall at all times, at its own expense, and subject to reasonable wear and tear, keep the Project in satisfactory operating order, repair, condition and appearance. The foregoing undertaking to maintain the Project in satisfactory repair shall apply regardless of the cause necessitating repair and regardless of whether the Lessee has possession of the Project, and as between the Lessor and the Lessee all risks of damage to the Project are assumed by the Lessee.

               (c) Except as otherwise provided in Section 28 hereof, the Lessee shall pay: (i) all taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time, imposed or levied upon or assessed against (A) the Project, (B) any Basic Rent, any Additional Rent or other sum payable hereunder or (C) this Lease, the leasehold estate hereby created, or which arises in respect of the ownership, operation, possession or use of the Project; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account all customary deductions (e.g., ordinary operating expenses, depreciation and interest) relating to the Project) imposed or levied upon, assessed against or measured by any Basic Rent, or any Additional Rent or other sum payable hereunder; (iii) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the acquisition, leasing or use of the Project; and (iv) all charges of utilities and communications services serving the Project. The Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of the Lessor (other than any tax referred to in clause (ii) above) unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which the Lessee is required to pay pursuant to this paragraph (c); provided, however, that if at any time the method of taxation shall be such that there shall be levied, assessed or imposed on the Lessor a capital levy or other tax directly on the rents received from the Project, or upon the value of the Project or any present or any future improvement or improvements on the Project, then all such taxes, assessments, levies or charges or the part thereof so measured or based, shall be payable by the Lessee, but only to the extent that such taxes would be payable if the Project were the only property of the Lessor, and the Lessee shall pay and discharge the same as herein provided. The Lessee will furnish to the Lessor, promptly after demand therefor, proof of payment of all items referred to above






          which are payable by the Lessee. If any such assessments may legally be paid in installments, the Lessee may pay such assessment in installments; in such event, the Lessee shall be liable only for installments which become due and payable during the Lease Term and any Renewal Term. The Lessor agrees, if requested by the Lessee, to file any necessary reports and to provide the Lessee with any information required to prepare any such reports.

               (d) So long as no Event of Default shall have occurred and be continuing, the Lessee may, at its expense, make additions to and alterations to the Project; provided, that upon completion of such additions or alterations (i) neither the fair market value of the Project shall be lessened thereby nor the condition of the Project impaired, below the value, utility or condition thereof immediately prior to such action (assuming the Project was then of a condition and repair required to be maintained pursuant to paragraph (b) of Section 9 hereof), (ii) such additions or alterations shall not result in a change of use of the Project,
          (iii) such work shall be completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements and (iv) no exterior walls of any building or other improvement constituting a part of the Project shall be demolished unless the Lessee has made adequate provision according to sound and prudent engineering and architectural standards to preserve and maintain the structural integrity of the Project and for the restoration of the Project to a structurally sound architectural whole. Any and all such additions and alterations shall be and remain part of the Project and shall be subject to this Lease; provided, however, that any such addition or alteration paid for by the Lessee shall remain the Lessee's property and may be removed by the Lessee prior to its return to the Lessor if it can be removed without resulting in material damage to the Project.

               (e) Upon the request of the Lessee the Lessor may, in its sole discretion, attempt to arrange for the financing of capital improvements or other additions or alterations to the Project, which additions or alterations shall be made in accordance with the terms and conditions of paragraph (d) of Section 9 of this Lease. Any request by the Lessee for the Lessor to arrange such financing shall set forth in reasonable detail the estimated amount of such costs and expenses. No such financing shall be arranged unless:

                 (i) the aggregate cost of constructing the additions or alterations is more than $5,000,000 in any twelve month period;

                (ii) at such time no Event of Default, Potential Default or Termination Event has occurred and is continuing;







               (iii) the representations and warranties of the Lessee contained in Section 2(A) of this Lease shall continue to be true and correct in all material respects;

                (iv) the construction and completion of the additions or alterations in question will be in compliance with all Legal Requirements and Insurance Requirements;

                 (v) the Lessee shall enter into an amendment to this Lease, providing, among other things, for a revised description of the Project set forth in Exhibit A hereto, the lease of such additions or alterations, an increase in the rent payable, an increase in the Acquisition Cost or Adjusted Acquisition Cost (whichever is appropriate) and such other modifications and amendments of the terms hereof as shall be appropriate and as may be necessary to enable the Lessor to arrange for the issuance of such additional indebtedness;

                (vi) the Lessor shall have received a certificate of the Lessee certifying that the conditions set forth in clauses (i) through (v) have been satisfied; and

               (vii) the Lessor shall have received such documents, certificates, opinions of counsel and such other instruments as the Lessor may reasonably require.

          The Lessor and the Lessee shall negotiate in good faith concerning the financing of any such additions or alterations and any such amendment of this Lease. The Lessor shall incur no liability under this Lease by reason of its inability or failure to arrange for such financing, and this Lease shall continue in full force and effect notwithstanding such inability or failure.

               (f) The Lessee shall (i) maintain the Facility in a condition (ordinary wear and tear excepted) such that the Facility will have the capacity and functional ability to perform, on a continuing basis in normal commercial operation, the functions for which it was designed and (ii) operate, service, maintain and repair the Facility and replace all necessary components thereof [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] (B) in accordance with such operating standards as shall be required to take economic advantage of and enforce all available warranties to the extent such warranties are material to the value or operation of the Facility, (C) in accordance with all Insurance Requirements applicable to the Facility and (D) in accordance with all material Governmental Actions and Legal Requirements relating thereto.







               (g) The Lessee has obtained and shall maintain in full force and effect all operating licenses, if any, relating to the Facility issued by the FERC, The Public Utilities Commission of Ohio or any other state or federal agency, which are required for the operation of the Facility.

               SECTION 10.  Insurance.

               (a)  Required Insurance.

                  (i) The Lessee shall carry and maintain, or cause to be carried and maintained, at least the following insurance coverage, in each case with insurers of recognized responsibility:

                    (A) "all risk" property insurance covering physical loss with respect to the Project in such amounts and with such other terms as are in accordance with general insurance standards prevalent in the utility industry and are comparable to the "all risk" property insurance covering physical loss that is carried with respect to the other 1300-megawatt coal-fired electric generating units owned and operated by Affiliates of the Lessee, endorsed to provide that (1) losses shall be adjusted as provided in Section 10(a)(iii) hereof, (2) the Lessor, Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor and its shareholders, officers and directors, the limited partners of the Lessor and each Assignee (the "Additional Insureds") are included as additional insureds, as their interests may appear, but shall not be liable for the payment of premiums,
               (3) any payment thereunder for loss or damage shall be made to the Assignee, if any, and otherwise to the Lessor, except that payments of less than $5,000,000 made in respect of any single casualty or other occurrence with respect to the Project shall be paid solely to the Lessee, (4) the insurer thereunder waives all rights to subrogation against the Additional Insureds with respect to their respective interests in the Project, and (5) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of any Additional Insured with respect to its interest in the Project; and

                    (B) bodily injury and property damage liability insurance (including product liability, completed operations and personal injury insurance) covering claims arising out of the ownership, operation, maintenance, condition or use of the Project or any Equipment in such amounts and with such other terms as are in accordance with prudent utility practice and are comparable to the bodily injury and property damage liability insurance which is carried with respect to the other 1300-megawatt coal-fired electric generating units owned and operated by Affiliates of the






               Lessee (but the Lessee shall not be obligated to maintain such insurance in an amount greater than $20,000,000 "single-limit" coverage), endorsed as provided in clauses
               (2), (4) and (5) of Section 10(a)(i)(A) hereof.

                  (ii) On the Effective Date and on or prior to September 1 of each year commencing September 1, 1995, the Lessee shall furnish the Lessor: (A) a report signed by the Lessee that includes a copy of the certificate of insurance signed by the insurer (which certificate shall indicate that all endorsements required under Section 10(a) hereof are applicable), describing in detail the insurance then maintained pursuant to this Section 10 and stating that no premiums are then delinquent; and (B) a certificate signed by a Responsible Officer of the Lessee stating that such insurance is in accordance with this Section 10.

                  (iii) All losses shall be adjusted with the insurance companies and all insurance proceeds shall be collected, including by the filing of appropriate proceedings, by or on behalf of the Lessee, and all insurance proceeds paid in respect of insurance maintained pursuant to Section 10(a) shall be applied as provided in paragraph (c) or paragraph (d) of this Section 10, as the case may be, subject, however, to any priority allocations of such proceeds as set forth in the insurance policies or as required under applicable law.

                  (iv) Provided that such endorsements are reasonably available in the commercial insurance market, the Lessee shall obtain endorsements to the insurance policies carried pursuant to Section 10(a)(i) hereof providing that (A) the respective interests of the Additional Insureds shall not be invalidated by any act or neglect by the Lessee or any other Person, including breach of any warranty contained in such policies, except for violation of the terms of such policy by an Indemnified Person and (B) no lapse, cancellation or material change with respect to such policies shall be effective as to an Additional Insured until at least 30 days after receipt by such Additional Insured of written notice thereof.

               (b) Other Insurance. Nothing in this Section 10 shall prohibit the Lessee from maintaining at its expense insurance on or with respect to the Project or any Equipment or with respect to the cost of purchasing replacement power, naming the Lessee as insured and/or loss payee, unless such insurance would conflict with or otherwise limit the availability of insurance required to be maintained under Section 10(a). Nothing in this Section 10 shall prohibit the Lessor from maintaining at its expense other insurance on or with respect to the Project or any Equipment, naming the Lessor or any Assignee as insured and/or loss payee, unless such insurance would conflict with or otherwise limit the insurance required to be maintained under Section 10(a) hereof.






               (c) Application of Insurance Proceeds for Loss or Taking. As between the Lessor and the Lessee it is agreed that any insurance payments received as the result of the occurrence of
          (i) any event of loss described in paragraph (c) of Section 15 hereof with respect to the Project, or (ii) any event of Taking described in Section 16 hereof shall be paid to an account of the Lessor and disposed of, as set forth in paragraph (c) of Section 15 hereof.

               (d) Application of Insurance Proceeds for Other than Loss or Taking. As between the Lessor and the Lessee, if the insurance proceeds of any property damage loss to the Project are less than $5,000,000, such proceeds will be paid to the Lessee. If such proceeds equal or exceed $5,000,000, such proceeds will be held in an account of the Lessor and applied in payment (or to reimburse the Lessee) for repairs or replacement in accordance with the terms of paragraph (b) of Section 15 hereof. The Lessee shall be entitled (i) to receive the amounts so deposited against certificates, invoices or bills satisfactory to the Lessor, delivered to the Lessor from time to time as such work or repair progresses, and (ii) to direct the investment of the amounts so deposited as provided in paragraph (e) of this Section 10. To the extent that the Lessor estimates that the cost of such work or repair shall exceed the amount of proceeds, the Lessee shall make adequate provisions for the payment thereof, which provisions shall be acceptable to the Lessor. Any moneys remaining in the aforesaid account after final payment for repairs has been made shall be paid to the Lessee.

               (e) Investment. The Lessor, at the Lessee's instruction, may invest the amounts deposited with the Lessor pursuant to paragraph (d) of this Section 10 in any investments permitted under a Financing Arrangement. Such investments shall mature in such amounts and on such dates so as to provide that amounts shall be available on the draw dates sufficient to pay the amounts requested by and due to the Lessee. Any interest earned on investments of such funds shall be paid to the Lessee. The Lessor shall not be liable for any loss resulting from the liquidation of each and every such investment and the Lessee shall bear the risk of such loss, if any.

               (f) Application in Default. Any insurance proceeds referred to in paragraph (a), (c) or (d) or investment earnings referred to in paragraph (e) of this Section 10 which is payable to the Lessee shall not be paid to the Lessee or, if it has been previously paid to the Lessee, shall not be retained by the Lessee, if at the time of such payment an Event of Default shall have occurred and be continuing. In such event, all such amounts shall be paid to and held by the Lessor as security for the obligations of the Lessee hereunder or, at the Lessor's option, applied by the Lessor toward payment of any of such obligations of the Lessee at the time due hereunder as the Lessor may elect.






          At such time as there shall not be continuing any Event of Default, all such amounts at the time held by the Lessor in excess of the amount, if any, which the Lessor shall have elected to apply as above provided shall be paid to the Lessee.

               SECTION 11.  Indemnities.

               The Lessee shall indemnify and hold harmless the Lessor, Merrill, Merrill Lynch, Merrill Leasing, each Assignee, any successor or successors and any Affiliate of each of them, and their respective officers, directors, incorporators, shareholders, partners (general and limited, including, without limitation, the general and limited partners of the Lessor), employees, agents and servants (each of the foregoing an "Indemnified Person") from and against all liabilities (including strict liability in tort), taxes, losses (excluding the loss of anticipated profits), obligations, claims (including strict liability in tort), damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) or judgments of any nature relating to or in any way arising out of:

               (a) The ordering, delivery, acquisition, construction, title on acquisition, rejection, installation, possession, titling, retitling, registration, reregistration, custody by the Lessee of title and registration documents, ownership, use, non-use, misuse, financing, operation, transportation, repair, control or disposition, including, without limitation, disposition at the end of any Extended or Renewal Term, of the Project or any Equipment or the release of hazardous substances on, under, to or from, or the generation or transportation of hazardous substances to or from, the Project, (i) except to the extent that such costs are included in the Acquisition Cost of the Project and Equipment, (ii) except for any general administrative expenses of the Lessor, and (iii) except the taxes with respect to which indemnification is excluded under paragraph
          (c) of this Section 11;

               (b) The assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of the Project or any Equipment; provided, however, that upon request of the Lessee, the Lessor will make available to the Lessee the Lessor's rights under any similar indemnification arising from any manufacturer's or vendor's warranties or undertakings with respect to the Project or any Equipment;

               (c) All U.S. Federal, state, county, municipal, foreign or other fees and taxes of whatsoever nature, including but not limited to license, qualification, franchise, sales, use, gross income, gross receipts, ad valorem, business, personal property, real estate, value added, excise, motor vehicle, occupation fees






          and stamp or other taxes or tolls of any nature whatsoever, and penalties and interest thereon, whether assessed, levied against or payable by the Lessor or otherwise, with respect to the Project or any Equipment or the acquisition, purchase, sale, rental, use, operation, control, ownership or disposition of the Project or any Equipment (including, without limitation, any claim by any Governmental Authority for transfer tax, transfer gains tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition of the Project or any Equipment by the Lessor or otherwise in connection with this Lease) or measured in any way by the value thereof or by the business of, investment in, or ownership by the Lessor with respect thereto; provided, however, that this Section 11(c) shall not be deemed to obligate the Lessee to pay:

               (1) taxes that are imposed on an Indemnified Person by the United States Federal government based upon or measured by net income (including any alternative minimum taxes, any withholding taxes on net income, any taxes on or measured by items of tax preference, surcharges, additions to tax, penalties, fines or other charges in respect thereof);

               (2) taxes (other than taxes in the nature of sales, use, rental or utilities taxes) that are (a) imposed by any state or local jurisdiction or taxing authority within the United States or by any foreign country or governmental subdivision thereof or by any possession, territory or commonwealth of the United States and (b) that are based upon or measured by net income (including any minimum taxes, withholding taxes on net income or taxes on or measured by items of tax preference), provided, however, that if net worth is an alternative base or measure of the corporate franchise tax and is applicable to an Indemnified Person because it is greater than the corporate franchise tax calculated on net income, such tax shall be excluded from indemnification to the extent of the amount of tax that would have been imposed had the base or measure of such tax been net income; and, provided further, that notwithstanding any provision herein, this Section 11(c) shall obligate the Lessee to indemnify and hold harmless (A) Merrill, Merrill Lynch, Merrill Leasing and any Affiliate thereof for state and local income taxes (or the net worth taxes that would, but for this clause, be excluded from the Lessee's indemnity obligation hereunder by the preceding clause) to the extent of the excess of such taxes imposed by the State of Ohio or any political subdivision thereof pursuant to a Unitary Method of Taxation over the amount of such taxes which would have been imposed by the State of Ohio or any political subdivision thereof had such state or political subdivision not utilized the Unitary Method of Taxation and (B) Indemnified Persons for state and local income taxes to the extent imposed as a result of the inability to claim, disallowance or other loss by JMG Funding,






             Limited Partnership of deductions allowed in computing net income for purposes of Federal net income taxation (e.g., interest expense, financing, administrative, ordinary operating expenses and other fees and expenses);

               (3) any taxes imposed on an Indemnified Person (other than any Assignee) that are a result of such Indemnified Person not being a citizen or resident of, or not being organized under the laws of, the United States or any political subdivision thereof;

               (4) any tax that by its express terms or other clearly ascertainable evidence is enacted or adopted as a direct substitute for or in lieu of any tax that would not have been indemnified against pursuant to this Section 11(c);

               (5) taxes that have not been paid or credited and that are being contested in accordance with the provisions of Section 28 hereof, during the pendency of such contest;

               (6) taxes that are imposed on any Indemnified Person solely as a result of the gross negligence or willful misconduct of such Indemnified Person or its affiliate (other than gross negligence or willful misconduct imputed to such Indemnified Person solely by reason of its interest in the Project or its participation in the transactions contemplated by this Lease);

               (7) taxes that result solely from any act, event or omission (other than the payment of amounts described in this Lease), that occurs after the earliest of (a) so long as no Event of Default shall have occurred and be continuing, the expiration of the Lease Term of the Project and (b) the termination of the lease of the Project as provided under Sections 12, 13 and 14 hereof;

               (8) taxes that result from any voluntary transfer by an Indemnified Person of any interest in the Project or any part thereof or any interest arising under this Lease (other than as contemplated by Section 12, 13, 14, 15, 19, 20, 21 or 29 of this Lease), or from any voluntary transfer of any interest in an Indemnified Person or from any involuntary transfer of any of the foregoing interests in connection with any bankruptcy or other proceeding for the relief of debtors in which such Indemnified Person is the debtor or any foreclosure by a creditor of any Indemnified Person; provided, however, that this exception shall not apply if any such transfer shall occur at any time while an Event of Default shall have occurred and be continuing;

               (9) any taxes to the extent of the excess of such taxes over the amount of such taxes that would have been payable had there not been a transfer of the Project or any interest






             therein or an interest arising under any Transaction Documents by a predecessor in interest of the Indemnified Person; provided, however, that this exception shall not apply if any such transfer shall occur at any time while an Event of Default shall have occurred and be continuing or to such transfer by Merrill Lynch or any Affiliate thereof to individual investors and institutional investors who are citizens or residents of, or are organized under the laws of, the United States or any political subdivision thereof; and

               (10) any tax on or with respect to an Indemnified Person resulting solely from any amendment or modification entered into by such Indemnified Person to any Transaction Document if the Lessee is not a party to such amendment or modification or has not consented to such amendment or modification, in each case unless an Event of Default shall have occurred and be continuing; or

               (d) Any violation, or alleged violation by the Lessee, of this Lease or of any contracts or agreements to which the Lessee is a party or by which it is bound or of any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other Legal Requirements;

          provided, however, that the foregoing indemnity shall not extend to any amount to which an Indemnified Person would otherwise be entitled to receive under paragraphs (a), (b) or (d) of this
          Section 11 to the extent the same relates to or arises solely out of one or more of the following circumstances:

               (1) the Indemnified Person is Merrill, Merrill Lynch, Merrill Leasing or any Affiliate thereof, and the obligation to indemnify arises solely as a result of the incorrectness of any representation or warranty of Merrill, Merrill Lynch, Merrill Leasing or any Affiliate thereof contained in or made pursuant to any of the Transaction Documents;

               (2) the Indemnified Person is Merrill, Merrill Lynch, Merrill Leasing or any Affiliate thereof, and the obligation to indemnify arises solely as a result of the failure of Merrill, Merrill Lynch, Merrill Leasing or any Affiliate thereof to perform or observe any covenant, agreement or condition on its part required to be performed or observed in any of the Transaction Documents;

               (3) the willful misconduct or gross negligence of such Indemnified Person or of its successors, assigns, agents, officers, directors or employees;








               (4) any voluntary transfer by an Indemnified Person of any interest in the Project or any part hereof or any interest arising under this Lease (other than as contemplated by Section 12, 13, 14, 15, 19, 20, 21 or 29 of this Lease), or from any voluntary transfer of any interest in an Indemnified Person or from any involuntary transfer of any of the foregoing interests in connection with any bankruptcy or other proceeding for the relief of debtors in which such Indemnified Person is the debtor or any foreclosure by a creditor of any Indemnified Person; provided, however, that this exception shall not apply if any such transfer shall occur at any time while an Event of Default shall have occurred and be continuing;

               (5) acts or events that occur after the earlier of the expiration or termination of the Lease Term;

               (6) such amount is (x) included in Adjusted Acquisition Cost or (y) incurred by any Indemnified Person (or any successor, assign, agent, officer, director or employee of such Indemnified Person) to the extent that such Indemnified Person shall have expressly agreed in this Lease (including, but not limited to, Contingent Rent), or any other Transaction Document or otherwise to bear such expense without right of reimbursement or indemnity under this Lease or any other Transaction Document;

               (7) any tax for which indemnification is not required under paragraph (c) of Section 11 hereof;

               (8) the violation by such Indemnified Person (other than the Lessor) of any banking, insurance or securities law, rule or regulation applicable to its business generally (unless such violation shall be the result of a misrepresentation, violation, act or omission of the Lessee or any Affiliate of the Lessee); or

               (9) any amendment or modification entered into by such Indemnified Person to any agreement entered into in connection with the transactions contemplated by this Lease, the Agreement for Lease or a Financing Arrangement (each such agreement, a "Transaction Document"), if the Lessee is not a party to such amendment or modification or has not consented to such amendment or modification, in each case unless an Event of Default shall have occurred and be continuing.

               The Lessee shall forthwith upon demand reimburse any Indemnified Person for any sum or sums expended with respect to any of the foregoing or, upon request from any Indemnified Person, shall pay such amounts directly. Any payment made to or on behalf of any Indemnified Person pursuant to this Section 11 shall be increased to such amount as will, after taking into






          account all taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the amount of the payment, reduced by the amount of any savings in such taxes actually realized by the Indemnified Person as a result of the payment or accrual of the amounts in respect of which the payment to or on behalf of the Indemnified Person hereunder is made. To the extent that the Lessee in fact indemnifies any Indemnified Person under the indemnity provisions of this Lease, the Lessee shall be subrogated to such Indemnified Person's rights in the affected transaction and shall have a right to determine the settlement of claims therein.

               If an Indemnified Person claims entitlement to indemnification under this Section 11, such Indemnified Person shall provide the Lessee with a written notice of such claim ("Claim") which notice shall (i) state the amount of the Claim,
          (ii) describe the basis for the Claim and (iii) provide either sufficient evidence reasonably satisfactory to the Lessee of the accuracy of the amount of such Claim or, at the Lessee's request and expense, obtain confirmation to such effect from a nationally recognized independent accounting firm (other than an accounting firm then currently retained by either the Indemnified Person or the Lessee) as agreed to by the Indemnified Person and Lessee.
          If the amount of the Claim as calculated by such accounting firm exceeds the amount of the Claim as calculated by the Indemnified Person, the Lessee shall pay such greater amount. If the amount of the Claim as calculated by such accounting firm is less than the amount of the Claim as calculated by the Indemnified Person, the Lessee shall pay such lower amount. In any case in which the Lessee requests confirmation by an independent accounting firm of an amount demanded under this Section 11, such confirmation shall be undertaken promptly, and the Lessee agrees that in any event the Lessee shall pay the amount required under this Section 11 within 30 days of demand, whether or not such amount has been so confirmed.

               Except as expressly provided herein, the indemnities contained in this Section 11 shall not be affected by any termination of this Lease as a whole or in respect of the Project or any Unit of Equipment leased hereunder or any failure or refusal of the Lessee to accept the Project or any equipment acquired or ordered pursuant to the terms hereof.

               In the event any claim, action, proceeding or suit is brought against an Indemnified Person with respect to which the Lessee would be required to indemnify such Indemnified Person, the Indemnified Person shall promptly give written notice of any such claim, action, proceeding or suit to the Lessee. The Lessee, upon receipt of such notice, shall have the right to assume the defense of any action, proceeding or suit or, with respect to a claim, to determine whether payment should be made or if the claim should be contested, including the employment of






          counsel and the payment of all costs of litigation; provided, that the failure of the Indemnified Person to give such notice to the Lessee shall not relieve the Lessee from any of its obligations to provide indemnification under this Section 11, except to the extent that any amount for which indemnity is required hereunder is a direct result of such failure to give notice, and provided further, that the Lessee shall not have such right, to the extent that such Indemnified Person shall deliver to the Lessee a written notice waiving the benefits of the indemnification of such Indemnified Person provided by this
          Section 11 in connection with such claim, action, proceeding or suit.

               Notwithstanding the preceding paragraph, if (a) the employment of such counsel shall have been authorized in writing by the Lessee or (b) the Lessee, after the aforementioned notice of any claim, action, proceeding or suit, shall not have employed counsel to have charge of such defense, then the Indemnified Person shall have the right to employ its own counsel and to assume its own defense, and all reasonable fees and expenses incurred by the Indemnified Person in such defense shall be borne by the Lessee.

               Notwithstanding the foregoing, if (i) any criminal proceeding is brought against an Indemnified Person who is an individual, (ii) the action threatens to restrain or adversely affect the conduct of the business of an Indemnified Person,
          (iii) the claim, action, suit or proceeding seeks recovery of more than $5,000,000, or (iv) independent counsel to an Indemnified Person shall conclude that there may be defenses available to the Indemnified Person which are different from, or additional to, and may conflict with those available to the Lessee, the Lessee shall not have the right to assume the defense of any such action on behalf of the Indemnified Person if such Indemnified Person chooses to defend such action, and all reasonable costs, expenses and attorneys' fees incurred by the Indemnified Person in defending such action shall be borne by the Lessee.

               If the Lessee has assumed the defense of any Indemnified Person pursuant to this Section 11, such Indemnified Person shall nevertheless have the right to employ separate counsel and to participate in its defense, but the fees and expenses of such counsel shall be borne by the Indemnified Person. Any decision by an Indemnified Person to employ its own counsel rather than counsel selected by the Lessee (whether or not at the Lessee's expense) shall in no way affect any rights of such Indemnified Person otherwise arising under this Section 11, except to the extent that the Lessee or its counsel shall arrange a settlement of any claim, action, proceeding or suit against an Indemnified Person, which settlement provides relief against an Indemnified Person only in the form of monetary damages, then in such event






          the Lessee shall be required to indemnify such Indemnified Person on account of such claim, action, proceeding or suit only to the extent of the amount required by such settlement, whether or not the Indemnified Person shall agree to such settlement. The Lessee shall have no liability under this Section 11 to any Indemnified Person for any settlement or compromise of any claim, action, proceeding or suit, unless the Lessee has consented to such settlement or compromise in writing.

               The Lessor and the Lessee hereby agree that nothing contained in this Section 11 shall be construed as a guaranty by the Lessee of any of the Lessor's Financing Arrangements.

               SECTION 12.  Lessee's Right to Terminate.

               (a) So long as no Event of Default has occurred and is continuing, and subject to the Lessor's ability to effect such transaction under the Ground Lease, any Financing Arrangement and any document relating thereto, the Lessee shall have the right, upon one hundred twenty (120) days' notice to the Lessor, to terminate the lease of the Project on the last Business Day of the last month of the Initial Term or on the last Business Day in each month during the Extended Term or the Renewal Term, if any, by arranging, at its own cost and expense, for the sale of the Project in an arms' length transaction on the date of termination and the receipt by the Lessor of the proceeds of such sale. The lease of the Project may be terminated pursuant to this Section 12 only as a whole.

               (b) In the event the Lessee exercises its right to terminate the lease of the Project pursuant to this Section 12 or in the event a termination of the lease of the Project occurs pursuant to Section 14 hereof and the Lessee chooses to effect a sale pursuant to this Section:

                  (i) if the proceeds of sale received by the Lessor are greater than the aggregate Adjusted Acquisition Cost of the Project, the Lessor shall pay to the Lessee the amount by which such proceeds exceed such aggregate Adjusted Acquisition Cost; and

                  (ii) if the proceeds of sale received by the Lessor are
                       less than the aggregate Adjusted Acquisition Cost of the Project, the Lessee shall pay to the Lessor an amount equal to (A) such aggregate Adjusted Acquisition Cost less (B) the proceeds of such sale.

               (c) All payments and credits referred to in paragraph (b) above shall be made on the termination date of the lease of the Project pursuant to this Section 12, and the parties shall account to each other for such payments and credits, and the Lessee shall pay to the Lessor all Basic Rent payable, the






          Variable Component of Fixed Rent accrued with respect to the Project and any Additional Rent and other amounts owing hereunder. Upon receipt by the Lessor of the proceeds of sale and all other amounts then due and owing hereunder, the Lessor shall transfer title to the Project to the purchaser at the sale designated by the Lessee, and this Lease shall terminate. The "proceeds of sale" referred to in paragraph (b) above shall mean the proceeds of sale without reduction for any amounts paid by the Lessee.

               SECTION 13.  Lessee's Rights of Purchase and Renewal.

               (a) So long as no Event of Default has occurred and is continuing, and subject to the Lessor's ability to effect such transaction under the Ground Lease, any Financing Arrangement and documents relating thereto, the Lessee shall have the right, upon one hundred twenty (120) days' written notice to the Lessor, to purchase the Project on the Basic Rent Payment Date of the last month of the Initial Term or on the last Business Day in each month during the Extended Term or the Renewal Term, if any, thereof for an amount equal to the greater of its Adjusted Acquisition Cost or its fair market value, as agreed to between the Lessor and the Lessee, or if they do not agree, as determined pursuant to the Appraisal Procedure. The Lessee may revoke its notice to purchase at any time up to three (3) Business Days prior to the date of purchase. In connection with any purchase under this paragraph (a), on the date upon which such purchase occurs, the Lessee shall pay to the Lessor the purchase price, all Basic Rent payable, the Variable Component of Fixed Rent accrued with respect to the Project and any Additional Rent and other amounts following hereunder. The Lessee may purchase the Project pursuant to this Section 13 only as a whole.

               (b) So long as no Event of Default has occurred and is continuing, the Lessee shall have the right, upon one hundred twenty (120) days' written notice to the Lessor, to renew the lease of the Project for a term (the "Renewal Term") equal to two hundred forty (240) calendar months, commencing on the first day of the calendar month following the last day of the Lease Term thereof.

               SECTION 14.  Lessor's Right to Terminate; Termination
          Events.

               (a) The Lessor shall have the right upon written notice to the Lessee to terminate the lease of the Project as of a Basic Rent Payment Date stipulated in such notice if at any time, for any reason (other than an Event of Default by the Lessor under a Financing Arrangement (as therein defined) which has not been caused by or resulted from an Event of Default under this Lease or from a breach by the Lessee of its obligations under any agreement or document executed and delivered in connection with






          this Lease), the Lessor cannot arrange for financing upon terms reasonably acceptable to the Lessor to finance or refinance the Project. The Lessor agrees to make all reasonable efforts to arrange for such financing, provided, that the failure to make such reasonable efforts will not affect the Lessor's rights under this paragraph (a) of this Section 14 and the Lessor's determination of whether or not the Lessor can arrange for such financing upon terms reasonably acceptable to the Lessor shall be conclusive and binding upon the Lessee.

               (b) This Lease shall terminate immediately upon the happening of the following event ("Termination Event"): if, any time from and including the Effective Date and before the lease of the Project hereunder is terminated, the Lessor, solely by reason of the acquisition or ownership of the Project or any part thereof by the Lessor or the lease of the Project to the Lessee or any of the other transactions contemplated by this Lease, or solely as a consequence of any Governmental Action relating to such ownership, acquisition, leasing or transactions, shall be deemed by any Governmental Authority having jurisdiction to be, or shall become subject to regulation as, an electric utility, a public utility or a holding company of an electric utility or public utility under any applicable law (other than the 1935 Act, so long as by virtue of Rule 7D thereunder the Lessor is not deemed to be a utility thereunder) and the effect thereof on the Lessor or any Affiliate which controls the Lessor would be, in the sole judgment of the Lessor, acting on the advice of counsel, adverse; provided, however, that, if the Lessee is contesting diligently and in good faith any Governmental Action that would otherwise constitute a Termination Event, such Termination Event shall be deemed not to have occurred so long as (i) such contest does not involve any danger of the foreclosure, forfeiture or loss of, or the creation of any Lien (other than a Permitted
          Lien) on, the Project or any part thereof or interest therein or any substantial danger of the sale of the Project or any part thereof or interest therein, (ii) the Lessee shall have furnished to the Lessor an opinion of independent counsel satisfactory to the Lessor and any Assignee to the effect that (x) there exists a reasonable basis for contesting such determination or (y) in the case of any action arising from or related to the Lessor under the 1935 Act, it is more likely than not that the Lessee will contest such determination successfully, without the need for any appeal, (iii) such determination shall be effectively stayed or withdrawn during such contest (and shall not be subject to retroactive application at the conclusion of such contest) in a manner satisfactory to the Lessor, and the Lessor shall have determined in its sole judgment that such contest and the Lessor's continued ownership of the Project during the pendency of such contest will not adversely affect its business or the business of any of its Affiliates, and (iv) the Lessee shall have indemnified the Lessor in a manner satisfactory to the Lessor for







          any liability or loss that it may incur as a result of such determination and contest.

               (c) In the event of a termination with respect to the Project pursuant to paragraph (a) of this Section 14, the Lessee shall be required, at its option, either (i) to arrange for the Project to be sold under the terms and subject to the conditions of Section 12 above and with the consequences therein provided, except that such sale must occur on the Basic Rent Payment Date stipulated in the written notice contemplated in paragraph (a) of this Section 14, or (ii) to purchase, on the Basic Rent Payment Date stipulated in the written notice contemplated by paragraph
          (a) of this Section 14, Lessor's interest in the Project for cash at its Adjusted Acquisition Cost. In connection with any purchase or sale under this paragraph, on the Basic Rent Payment Date upon which such purchase or sale occurs, the Lessee shall pay to the Lessor, in addition to any purchase price payable, all Basic Rent payable, the Variable Component of Fixed Rent accrued with respect to the Project and any Additional Rent and other amounts owing hereunder.

               (d) Upon the date of the occurrence of any Termination Event (the first such date being herein called the "Termination Event Date"), this Lease shall terminate, except with respect to obligations and liabilities of the Lessee, actual or contingent, which arose under this Lease on or prior to the Termination Event Date and except for the Lessee's obligations set forth in Sections 7, 8, 9, 10, 15, 16, 17 and 19 hereof, and in this
          Section 14(d), all of which obligations will continue until the payment by the Lessee provided for below, and except that Lessee's obligations under Sections 5 and 11 hereof shall continue as set forth herein. Forthwith also upon such termination, title to, and the entire interest of the Lessor in, the Project shall automatically transfer to and be vested in the Lessee, without the necessity of any action by either the Lessor or the Lessee, but subject to the rights of any Assignee. As soon as possible after either the Lessor or the Lessee shall learn of the happening of any Termination Event, such party shall give notice thereof to the other party hereto which notice shall
          (i) acknowledge that this Lease has terminated, subject to the continuing obligations of the Lessee mentioned above, and that title to and ownership of the Project has transferred to and vested in the Lessee, subject as aforesaid and (ii) state that on the last day (or if such day is not a Business Day, on the next succeeding Business Day) of the third calendar month next succeeding the Termination Event Date, the Lessee shall be obligated to pay to the Lessor, as the purchase price for the Project, the sum of the Adjusted Acquisition Cost of the Project as of such date. Any day on which the Lessee is obligated to pay to the Lessor the Adjusted Acquisition Cost of the Project pursuant to the preceding sentence or any day on which the Lessee is required to pay the Adjusted Acquisition Cost of the Project






          pursuant to paragraph (c) of Section 15, paragraph (a) of Section 16, Section 20 or paragraph (d) of Section 29 hereof is herein called the "Termination Settlement Date". In connection with any purchase under this paragraph (d), on the Termination Settlement Date, the Lessee shall pay to the Lessor, in addition to any purchase price payable, all Basic Rent payable, the Variable Component of Fixed Rent accrued with respect to the Project and any Additional Rent and other amounts owing hereunder. Upon the delivery of notice as provided in this paragraph (d), the Lessee shall become obligated to make the payment required on the Termination Settlement Date to the same extent as if it had acknowledged in writing its obligation so to do. The Lessee's obligation to make such payment shall be unconditional and unaffected by any event or matter whatsoever including, without limitation, failure of the Lessor to deliver a bill of sale, a deed or similar confirmatory documentation of the quality, condition, existence, utility or title of or to the Project or any Equipment. Any such payment made by Lessee shall not prejudice, or constitute a waiver of, any right, claim or cause of action which the Lessee shall have against the Lessor. Upon payment by the Lessee of all amounts payable under this paragraph
          (d), the Lessor shall deliver to the Lessee, at the Lessee's expense, such deeds, bills of sale or other instrument of transfer as the Lessee may reasonably request.

               SECTION 15.  Loss of or Damage to the Project or Equipment.

               (a) The Lessee hereby assumes all risk of loss of or damage to the Project and the Equipment, however caused. No loss of or damage to the Project or the Equipment shall impair any obligation of the Lessee under this Lease, which shall continue in full force and effect with respect to the Project and any lost or damaged Equipment.

               (b) In the event of damage of any kind whatsoever to the Project (unless the same is determined by the Lessee to be damaged to such extent that the Project is unusable as a flue gas desulfurization system) the Lessee, at its own cost and expense, shall promptly proceed diligently to restore the Project to satisfactory operating order, repair, condition and appearance. In the event that such damage shall result in the Project being unusable as a flue gas desulfurization system, the Lessee shall promptly notify the Lessor of such fact and of the date such damage occurred. Within one hundred eighty (180) days of the date of such damage, the Lessee must give the Lessor further notice whether or not the Project, in the reasonable judgment of the Lessee, may be restored to satisfactory operating order, repair, condition and appearance by the date which is twenty-four
          (24) months from the date of such damage. If the Lessee determines that the Project may be so restored, the Lessee shall promptly commence such restoration and diligently proceed therewith. If the Lessee determines that the Project may not be






          so restored, the Project shall be deemed destroyed and shall be subject to the provisions of paragraph (c) of this Section 15. If, after giving the second notice contemplated by this paragraph
          (b), the Lessee shall not complete restoration within twenty-four
          (24) months of the date of such damage, shall fail to diligently proceed with restoration of the Project, or shall determine that restoration may not be completed within twenty-four (24) months of the date of damage, the Project shall be deemed destroyed and shall be subject to the provisions of paragraph (c) of this
          Section 15. In the case that paragraph (c) of this Section 15 applies in any of the foregoing circumstances, the "date of such event" in such paragraph shall be the date upon which the provisions of the preceding sentence became applicable or the date upon which notice that the Project is deemed destroyed pursuant to this paragraph (b) is received by the Lessor. The Lessee's right to any proceeds paid under any insurance policy or policies required under Section 10 of this Lease with respect to any such damage to the Project or Equipment which has been so placed by the Lessee in satisfactory operating order, repair, condition and appearance is governed by paragraph (d) of Section 10 hereof.

               (c) If any Equipment is lost, stolen, destroyed, seized, confiscated, rendered unfit for use or damaged beyond repair, the Lessee shall promptly replace such Equipment. If the Project is destroyed, seized, confiscated, rendered unfit for use or damaged to an extent (in the reasonable judgment of the Lessee) such that it is unusable as a flue gas desulfurization system and the Lessee does not or does not intend to restore the Project as provided by Section 15(b) hereof, or if the use thereof by the Lessee in the ordinary course of business is prevented by the act of any third Person or Persons other than a Governmental Authority for a period exceeding forty-five (45) days, or if the Project is attached (other than on a claim against the Lessor as to which the Lessee is not obligated to indemnify the Lessor) and the attachment is not removed within forty-five (45) days, or if a Taking as described in Section 16 shall occur, or if a Facility Event of Loss shall occur, then in any such event, (i) the Lessee shall promptly notify the Lessor in writing of such event, (ii) on the last Business Day of a calendar month within one hundred twenty (120) days of the date of such event, the Lessee shall pay to the Lessor an amount equal to the Adjusted Acquisition Cost of the Project along with all Basic Rent payable, the Variable Component of Fixed Rent accrued with respect to the Project and any Additional Rent and other amounts owing hereunder, (iii) the Lease Term or Renewal Term of the Project shall continue until the date on which the Lessor receives payment from the Lessee pursuant to the foregoing clause (ii) and shall thereupon terminate and (iv) the Lessor shall on such payment date transfer title to the Project to the Lessee, and the Lessee shall be subrogated to the Lessor's rights resulting from such event. Insurance and condemnation proceeds, if any, received by the






          Lessor in excess of the Adjusted Acquisition Cost of the Project, so long as all amounts due and owing by the Lessee pursuant to
          Section 19 hereof have been paid to the Lessor, shall be paid by the Lessor to the Lessee upon the payment by the Lessee of all amounts referred to in the preceding sentence.

               SECTION 16.  Condemnation and Dedication of the Project;
          Easements.

               (a) If (i) the use of all or substantially all of the Project is taken or requisitioned by or on account of any Governmental Authority for a period that will exceed twenty-four
          (24) months or end after the expiration of the Lease Term or any Renewal Term, or (ii) the title to all or substantially all of the Project is taken, requisitioned or sold in, by or on account of actual or threatened eminent domain proceedings or other action by any Governmental Authority having the power of eminent domain (such events collectively referred to as a "Taking"), then the Lease Term or Renewal Term shall terminate as provided in paragraph (c) of Section 15 hereof. Upon receipt of proceeds from any award or sale made in connection with such Taking, if the Lessee has paid all amounts owing under paragraph (c) of
          Section 15 hereof, so long as no Event of Default has occurred and is continuing, the Lessor shall remit to the Lessee the net amount of such proceeds remaining after reimbursement for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Lessor in connection with the negotiation and settlement of any proceedings related to such Taking. A Taking shall be deemed substantial, after such Taking, if the remainder of the Project is, or will be, unusable by the Lessee as a flue gas desulfurization system at the Facility within the scope contemplated by the Agreement for Lease.

               (b) If less than substantially all of the Project is subject to a Taking, then this Lease shall continue in effect as to the portion of the Project not taken and any net proceeds, so long as no Event of Default has occurred and is continuing, shall be paid to the Lessee.





















               SECTION 17.  Surrender of Equipment.

               Subject to the provisions of Sections 12, 13, 14, 15, 19, 20 and 29 hereof, upon termination of the lease of the Project hereunder, the Lessee shall surrender the Equipment to the Lessor. Equipment shall be surrendered by delivering the same to the Lessor at such location as the Lessor and the Lessee may agree and, if they are unable to agree, at the location of the Facility. The Equipment shall be surrendered in the condition and appearance required by paragraph (b) of Section 9 of this Lease. Any cost of removal of Equipment to the Lessor shall be paid by the Lessee.

               SECTION 18.  Events of Default.

               Any of the following events of default shall constitute an "Event of Default" and shall give rise to the rights on the part of the Lessor described in Section 19 hereof:

               (a) Failure of the Lessee to pay amounts due to the Lessor at the time of any scheduled sale of the Project hereunder, failure of the Lessee to pay amounts due to the Lessor on any Termination Settlement Date, failure of the Lessee to pay Basic Rent for more than five (5) days after such payment is due pursuant to Section 7 hereof, or failure of the Lessee to pay any other amount payable by the Lessee hereunder for more than ten
          (10) Business Days after such payment is due; or

               (b) Failure to maintain the insurance required by Section 10(a)(i) hereof or default in the observance or performance of
          Section 26 hereof; or

               (c) Default in the performance or observance of any other term, covenant, condition or obligation of the Lessee contained in this Lease or any Consent and, in the case of such default other than a default arising from the failure to maintain the insurance required under Section 10(a)(i) hereof or to observe or perform Section 26 hereof, such default shall continue for thirty
          (30) days after written notice shall have been given to the Lessee by the Lessor or any Assignee specifying such default and requiring such default to be remedied; provided, that if such default is of a nature that it is not capable of being cured by the payment of money or cannot with diligence be cured within such thirty (30) day period, and if the Lessee shall have diligently commenced curing such default and proceeds diligently and in good faith thereafter to complete curing such default then the time within which such default may be cured shall be extended for such period (not to exceed one hundred eighty (180) days) as is necessary to cure such default; or








               (d) The entry of a decree or order for relief in respect of the Lessee by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Lessee or of any substantial part of the Lessee's property, or ordering the winding up or liquidation of the Lessee's affairs, or the commencement against the Lessee of any involuntary case under any such law and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days; or

               (e) The commencement by the Lessee of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Lessee in furtherance of any such action; or

               (f) Any representation or warranty made by the Lessee in this Lease, any Consent or any document contemplated hereby or thereby proves to be false or inaccurate in any material respect on or as of the date made or deemed made; or

               (g) An Event of Default (as defined in the Agreement for Lease) shall occur under the Agreement for Lease on or before the Effective Date; or

               (h) The Lessee or an Affiliate of the Lessee shall not own or operate the Facility.

               SECTION 19.  Rights upon Default.

               Upon the occurrence and continuation of any Event of Default the Lessor may in its discretion declare this Lease to be in default and do any one or more of the following:

               (a)  Terminate the lease of the Project;

               (b) Whether or not the lease of the Project is terminated, take immediate possession of and remove any or all Equipment and other equipment or property of the Lessor in the possession of the Lessee, wherever situated, and for such purpose, enter upon the Project without liability to the Lessee for so doing; provided, however, that the Lessor shall be liable to the Lessee for its entry upon the Project to the extent that such entry







          results in damages to the Lessee which are directly caused by the Lessor's gross negligence or intentional misconduct;

               (c) Whether or not any action has been taken under paragraph (a) or (b) above, sell the Project or any Equipment (with or without the concurrence or request of the Lessee); and

               (d) Exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof or to recover damages for the breach hereof.

               Suit or suits for the recovery of any default in the payment of any sum due hereunder or for damages may be brought by the Lessor from time to time at the Lessor's election, and nothing herein contained shall be deemed to require the Lessor to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such default by the Lessee or no such termination or cancellation.

               The receipt of any payments under this Lease by the Lessor with knowledge of any breach of this Lease by the Lessee or of any default by the Lessee in the performance of any of the terms, covenants or conditions of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

               No receipt of moneys by the Lessor from the Lessee after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend the Lease Term or any Renewal Term, or affect any notice theretofore given to the Lessee, or operate as a waiver of the right of the Lessor to enforce the payment of Basic Rent or Additional Rent or other charges payable hereunder, or operate as a waiver of the right of the Lessor to recover possession of the Project or any Unit of Equipment by proper suit, action, proceedings or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease, and the expiration of the time therein specified, if the default has not been cured in the meantime, or after the commencement of any suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of the Project or any Unit of Equipment, the Lessor may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment; and any and all such moneys so collected shall be deemed to be payments on account for the use and operation of the Project or any Unit of Equipment, or at the election of the Lessor, on account of the Lessee's liability hereunder. Acceptance of the keys to the Project, or any similar act, by the Lessor, or any agent or employee of the Lessor, during the term hereof, shall not be deemed to be an acceptance







          of a surrender of the Project unless the Lessors shall consent thereto in writing.

               After any Event of Default, the Lessee shall be liable for, and the Lessor may recover from the Lessee, (i) all Basic Rent accrued to the date of termination of this Lease, (ii) any Additional Rent owing, (iii) all amounts payable pursuant to Sections 11 and 25 hereof and (iv) all losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by the Lessor by reason of such Event of Default and the exercise of the Lessor's remedies with respect thereto, including, in the event of a sale by the Lessor of the Project or Equipment pursuant to this Section 19, all costs and expenses associated with such sale. The amounts payable in clauses (i) through (iv) above are hereinafter sometimes referred to as the "Accrued Default Obligations".

               After an Event of Default, the Lessor may sell its interest in the Project and Equipment upon any terms that the Lessor deems satisfactory, free of any rights of the Lessee or any Person claiming through or under the Lessee. In the event of any such sale, in addition to the Accrued Default Obligations, the Lessor shall be entitled to recover from the Lessee, as liquidated damages, and not as a penalty, an amount equal to the Adjusted Acquisition Cost of the Project, minus the proceeds of such sale received by the Lessor. Proceeds of sale received by the Lessor in excess of the Adjusted Acquisition Cost of the Project shall be credited against the Accrued Default Obligations the Lessee is required to pay under this Section 19. If such excess proceeds exceed the Accrued Default Obligations, or, if the Lessee has paid all amounts required to be paid under this Section 19, such excess shall be paid by the Lessor to the Lessee. As an alternative to any such sale, or if the Lessee converts the Project or Equipment after an Event of Default, or if the Project or Equipment is lost or destroyed, in addition to the Accrued Default Obligations, the Lessor may immediately demand the Lessee to pay to the Lessor, and the Lessee shall pay to the Lessor, as liquidated damages and not as a penalty, an amount equal to the Adjusted Acquisition Cost of the Project. In the event the Lessor receives payment pursuant to the previous sentence of this paragraph, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Project and Equipment to the Lessee.

               In the event of a sale pursuant to this Section 19, upon receipt by the Lessor of the amounts payable hereunder, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Project and Equipment to the Lessee or purchaser other than the Lessee, as the case may be.








               No remedy referred to in this Section 19 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity, and the exercise in whole or in part by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all such other remedies. No waiver by the Lessor of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

               With respect to the termination of this Lease as to the Project as a result of an Event of Default, the Lessee hereby waives service of any notice of intention to re-enter. The Lessee hereby waives any and all rights to recover or regain possession of the Project or to reinstate this Lease as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

               SECTION 20.  Equipment to be Personal Property.

               It is the intention and understanding of the Lessor and the Lessee that all Equipment shall be and at all times remain personal property. The Lessee shall obtain and record such instruments and take such steps as may be necessary to prevent any Person from acquiring any rights in Equipment paramount to the rights of the Lessor by reason of such Equipment being deemed to be real property. If, notwithstanding the intention of the parties and the provisions of this Section 20, any Person acquires or claims to have acquired any rights in any Equipment superior to the rights of the Lessor, by reason of such Equipment being deemed to be real property, the Lessee shall promptly notify the Lessor in writing of such fact and (unless the basis for such claim is waived or eliminated to the satisfaction of the Lessor within a period of ninety (90) days from the date it is asserted) the Lessee shall on the last Business Day of the calendar month next following the expiration of the ninety (90) day period referred to above in this sentence pay to the Lessor an amount equal to the Adjusted Acquisition Cost of such Equipment at the time of payment. On such payment date, in addition to the payment of the Adjusted Acquisition Cost, the Lessee shall pay to the Lessor Basic Rent payable, the Variable Component of Fixed Rent accrued with respect to such Equipment and any Additional Rent and other amounts owing hereunder and the lease of such Equipment shall thereupon terminate. The Lessor shall on such payment date transfer title to such Equipment to the Lessee, and the Lessee shall be subrogated to the Lessor's rights in the affected transaction. For purposes of this Section 20, if the lease of substantially all of the Project is terminated pursuant to this Section 20, then the lease of the Project as a whole shall be terminated in accordance with this
          Section 20.  A termination of substantially all of the Project







          shall be deemed to occur if the remainder of the Project is unusable as a flue gas desulfurization system.

               SECTION 21.  Sale or Assignment by Lessor.

               (a) The Lessor shall have the right to finance the acquisition and ownership of the Project by selling or assigning its right, title and interest in any or all amounts due from the Lessee or any third party under this Lease; provided, that any such sale or assignment shall be subject to the rights and interests of the Lessee under this Lease.

               (b) Any Assignee shall, except as otherwise agreed by the Lessor and such Assignee, have all the rights, powers, privileges and remedies of the Lessor hereunder, and the Lessee's obligations as between itself and such Assignee hereunder shall not be subject to any claims or defense that the Lessee may have against the Lessor. Upon written notice to the Lessee from the Lessor of any such assignment, the Lessee shall thereafter make payments of Basic Rent, Additional Rent and other sums due hereunder to the Assignee, to the extent specified in such notice, and such payments shall discharge the obligation of the Lessee to the Lessor hereunder to the extent of such payments. Anything contained herein to the contrary not withstanding, no Assignee shall be obligated to perform any duty, covenant or condition required to be performed by the Lessor hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of the Lessor.

               SECTION 22.  Income Taxes.

               (a) The Lessor agrees that it will not file any Federal, state or local income tax returns during the Lease Term or Renewal Term, if any, with respect to the Project that are inconsistent with the treatment of the Lessee as owner of the Project for Federal, state and local income tax purposes.

               (b) Paragraph (a) of Section 22 above notwithstanding, the Lessor agrees that, at the written request of the Lessee, it will take all such action as may be required to be taken by a lessor to elect under any provision of the Code substantially similar to section 48(d) of the Internal Revenue Code of 1954, as amended prior to the enactment of the Tax Reform Act of 1986, permitting a pass-through of an investment tax credit to a lessee, to treat the Lessor as having acquired any Unit of Equipment or any qualifying appliances, equipment and machinery attached to the Project that would qualify for such a credit (within the meaning of section 48(b) of the Code); provided, that such request is received by the Lessor reasonably in advance of the date on which the Lessor is required to take such action, and the Lessee provides the Lessor in a timely fashion with all information (other than identifying information pertaining to the Lessor)






          required to take such action. The Lessor does not represent or warrant to the Lessee that credits will be allowable with respect to any Unit of Equipment or other property under the Code or that any election will be effective to transfer any such credits that are allowable to the Lessee. The Lessor, Merrill, Merrill Lynch and Merrill Leasing shall have no liability to the Lessee resulting from the disallowance to the Lessee of credits under the Code with respect to any Unit of Equipment or other property unless such disallowance is directly and primarily attributable to the failure of the Lessor to comply with its obligations under the first sentence of this paragraph (b).

               SECTION 23.  Notices and Requests.

               Any notice or request which by any provision of this Lease is required or permitted to be given by either party to the other shall be deemed to have been given when delivered by hand, deposited in the mail, postage prepaid, by certified or registered mail or, if promptly confirmed by mail as provided above, when sent by written telecommunication, addressed to the following specified addresses or to such other addresses or parties as the Lessor or the Lessee may specify by written notice to the other party:

               If to the Lessor:

               JMG Funding, Limited Partnership
               c/o ML Leasing Equipment Corp.
                 Project and Lease Finance Group
               North Tower-27th Floor
               World Financial Center
               250 Vesey Street
               New York, New York  10281-1327

               Attention:     Jean M. Tomaselli
               Telephone:   (212) 449-7925
               Telecopy:    (212) 449-2854

          With a copy of each such notice to be simultaneously given, delivered or served to Martin J. McInerney at the following address:

               ML Leasing Equipment Corp.
               Controller's Office
               World Financial Center
               South Tower-14th Floor
               225 Liberty Street
               New York, New York  10080-6114

               If to the Lessee:








               Ohio Power Company
               c/o American Electric Power Service Corporation
               1 Riverside Plaza
               Columbus, Ohio  43215-6631

               Attention:     Vice President - Finance
               Telephone:   (614) 223-2850
               Telecopy:    (614) 223-1687

          with a copy of each such notice to any Assignee at such address as such Assignee may specify by written notice to the Lessor and the Lessee.

               SECTION 24.  Relationship of Parties.

               The Lessor and the Lessee hereby declare that it is their mutual intent that for accounting and regulatory purposes this Lease be treated as an operating lease and not an instrument or evidence of indebtedness, and that the relationship between the Lessor and the Lessee under this Lease shall be that of lessor and lessee only. Title to and ownership of the Project shall at all times remain in the Lessor and at no time become vested in the Lessee except in accordance with an express provision of this Lease. The Lessee does not hereby acquire any right, equity, title or interest in or to the Project except pursuant to the terms hereof. The Lessor and the Lessee hereby agree that nothing contained in this Lease shall be construed as a guaranty by the Lessee of any of the Lessor's Financing Arrangements.

               SECTION 25.  Right to Perform for Lessee.

               If an Event of Default shall occur and be continuing hereunder, and if the Lessee fails to perform or comply with any of its covenants or agreements contained in this Lease, the Lessor may, upon at least seven (7) days' notice to the Lessee but without waiving or releasing any obligations or default, itself perform or comply with such covenant or agreement, and the amount of the reasonable expenses of the Lessor incurred in connection with such performance or compliance, shall be payable by the Lessee, not later than ten (10) days after written notice by the Lessor.


















               SECTION 26.  Merger, Consolidation or Sale of Assets.

               The Lessee may not, without the written consent of the Lessor, merge into or consolidate with any corporation or other entity, or permit any corporation or other entity to merge into or consolidate with it, or sell or otherwise dispose of all or substantially all of its assets to any other corporation or entity, if, in any such case, (i) the total principal amount of all indebtedness of such successor corporation or entity (whether or not the Lessee) for borrowed money (other than Short-Term
          Debt) would exceed 65% of the Capitalization of such successor corporation or entity, (ii) such successor corporation or entity (if other than the Lessee) shall fail to assume the obligations of the Lessee under this Lease, the Agreement for Lease, each Consent and the Ground Lease, or (iii) as a result of the events described above in this paragraph, an Event of Default or Potential Default or Termination Event will occur; provided, however, that the Lessee may merge into or consolidate with any Affiliate, including Columbus Southern Power Company, without the consent of the Lessor.

               For purposes of this Section 26, the "Capitalization" of such successor corporation or entity means, as of any particular time, an amount equal to the sum of the total principal amount of all indebtedness for borrowed money, secured or unsecured, of such successor corporation or entity, then outstanding (whether or not such indebtedness matures, pursuant to the instrument by which such indebtedness shall be created or incurred, within twelve months after such particular time) and the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of stock and of the surplus of such successor corporation or entity, paid in, earned and other, if any.

               For purposes of this Section 26, "Short-Term Debt" means the principal amount of indebtedness for borrowed money represented by a note or draft issued, renewed or guaranteed by such successor corporation or entity which has a maturity at the time of issuance, renewal or guarantee of not more than twelve months, exclusive of days of grace.

               SECTION 27.  No Merger.

               There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Project by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the Project or any interest in such fee estate.







               SECTION 28.  Permitted Contests.

               (a) The Lessee shall not be required, nor shall the Lessor have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent, charge or Lien on the Project or on any Unit of Equipment, or to comply or cause the Project or any Unit of Equipment to comply with any Legal Requirements applicable to the Project or any Unit of Equipment or the use or operation thereof, so long as no Event of Default exists under this Lease, and, in the opinion of the Lessee's counsel, the Lessee shall have reasonable grounds to contest the existence, amount, applicability or validity thereof by appropriate proceedings, so long as such proceedings in the reasonable judgment of the Lessor and any Assignee, (i) shall not involve any material danger that the Project or any Basic Rent or any Additional Rent would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, (ii) shall not affect the payment of any Basic Rent or any Additional Rent or other sums due and payable hereunder or result in such sums being payable to any Person other than the Lessor or any Assignee, (iii) will not subject the Lessor or any Assignee to any reasonable likelihood of civil liability for which the Lessor or any Assignee is not adequately indemnified (Lessee's obligations under Section 11 of this Lease shall be deemed to be adequate indemnification if no Event of Default or Potential Default exists and if such civil liability is reasonably likely to be less than $2,500,000) or subject the Lessor or any Indemnified Person to any criminal liability, (iv) if involving taxes, shall suspend the collection of taxes, and
          (v) shall be permitted under and be conducted in accordance with the provisions of any other instrument to which the Lessee or the Project or Unit of Equipment is subject and shall not constitute a default thereunder (the "Permitted Contest"). The Lessee shall conduct all Permitted Contests in good faith and with due diligence and shall promptly after the final determination (including appeals) of any Permitted Contest, pay and discharge all amounts which shall be determined to be payable therein. The Lessor shall cooperate in good faith with the Lessee with respect to all Permitted Contests conducted by the Lessee pursuant to this Section 28.

               (b) In the event that the Lessee's senior secured debt is rated below Baa3 by Moody's Investors Service, Inc. ("Moody's") (or if Moody's shall cease to provide such ratings, as determined by the comparable rating of Standard & Poor's Corporation ("S&P"), or, if S&P shall cease to provide such ratings, by the comparable rating of a successor entity performing similar functions) and the Lessor deems, in its sole discretion, that its interests under this Lease or in the Project are not adequately protected in connection with a Permitted Contest brought by the Lessee under this Section 28, the Lessee shall give such reasonable security, as may be demanded by the Lessor to insure payment of such tax, assessment, levy, fee, rent, charge or Lien






          and compliance with Legal Requirements and to prevent any sale or forfeiture of the Project, any Basic Rent or any Additional Rent by reason of such nonpayment or noncompliance. The Lessee hereby agrees that the Lessor may assign such security provided by the Lessee to any Assignee.

               (c) At least ten (10) days prior to the commencement of any Permitted Contest, the Lessee shall notify the Lessor in writing thereof if the amount in contest exceeds $2,500,000, and shall describe such proceeding in reasonable detail. In the event that a taxing authority or subdivision thereof proposes an additional assessment or levy of any tax for which the Lessee is obligated to reimburse the Lessor under this Lease, or in the event that the Lessor is notified of the commencement of an audit or similar proceeding which could result in such an additional assessment, then the Lessor shall in a timely manner notify the Lessee in writing of such proposed levy or proceeding and shall cooperate in good faith, at the Lessee's expense, with the Lessee in any such proceeding.

               SECTION 29.  Leasehold Interests.

               The following provisions relate to the Ground Lease under which the Premises (as defined in the Agreement for Lease) is subleased to the Lessee hereunder:

               (a) The Lessee hereunder covenants and agrees to perform and to observe all of the terms, covenants, provisions, conditions and agreements of the Ground Lease on the Lessor's part as lessee thereunder to be performed and observed (including, without limitation, payment of all rent, additional rent and other amounts payable by the Lessor as lessee under the Ground Lease) to the end that all things shall be done which are necessary to keep unimpaired the rights of the Lessor as lessee under the Ground Lease. The Lessee further covenants that it shall cause to be exercised any renewal option contained in the Ground Lease which relates to renewal occurring in whole or in part during the term of this Lease.

               (b) The Lessee covenants and agrees pursuant to Section 11 hereof to indemnify and hold harmless the Lessor and any Assignee from and against any and all liability, loss, damage, suits, penalties, claims and demands of every kind and nature (including, without limitation, reasonable attorneys' fees and expenses) by reason of the Lessee's failure to comply with the Ground Lease or the provisions of this Section 29.

               (c) The Lessor and the Lessee agree that the Lessor shall have no obligation or responsibility to provide services or equipment required to be provided or repairs or restorations required to be made in accordance with the provisions of the Ground Lease by the lessor thereunder. The Lessor shall in no






          event be liable to the Lessee nor shall the obligations of the Lessee hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the lessor under the Ground Lease in providing such services or equipment or making such restorations or repairs and such failure or delay shall not constitute a basis for any claim against the Lessor or any offset against any amount payable to the Lessor under this Lease.

               (d) If the Lessor's interest under the Ground Lease shall expire, terminate or otherwise be extinguished, the Lease of the Project shall thereupon terminate as provided in this paragraph
          (d). Upon such expiration, termination or extinguishment, the Lessee shall be required to purchase the Lessor's interest in the Project at its Adjusted Acquisition Cost. If the Lessee shall be required to purchase the Lessor's interest in the Project, then
          (i) on the Basic Rent Payment Date next succeeding such event, the Lessee shall pay to the Lessor an amount equal to the Adjusted Acquisition Cost of the Project along with all Basic Rent payable, the Variable Component of Fixed Rent accrued with respect to the Project and any Additional Rent and other amounts owing hereunder, (ii) the Lease Term or Renewal Term of the Project shall continue until the date on which the Lessor receives payment from the Lessee pursuant to the foregoing clause
          (i) and shall then terminate upon the payment of such amounts and
          (iii) the Lessor shall on such date transfer title to the Lessor's interest in the Project to the Lessee.

               SECTION 30.  Miscellaneous.

               (a) All agreements, indemnities, representations and warranties, and the obligation to pay all amounts payable hereunder in accordance with the terms of Section 5 of this Lease, including, without limitation, Additional Rent, contained in this Lease shall survive the expiration or other termination hereof.

               (b) This Lease, and the instruments, documents or agreements referred to herein (including, without limitation, the Agreement for Lease and any Consent) constitute the entire agreement between the parties and no representations, warranties, promises, guarantees or agreements, oral or written, express or implied, have been made by any party hereto with respect to this Lease or the Project or Equipment, except as provided herein or therein.

               (c) This Lease may not be amended, modified or terminated, nor may any obligation hereunder be waived orally, and no such amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing, signed by the party against whom enforcement hereof is sought. A waiver on one







          occasion shall not be construed to be a waiver with respect to any other occasion.

               (d) The captions in this Lease are for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Any provision of this Lease which is prohibited by law or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties hereto shall negotiate in good faith appropriate modifications to reflect such changes as may be required by law, and, as nearly as possible, to produce the same economic, financial and tax effects as the provision which is prohibited or unenforceable; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Lessee and the Lessor hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect. THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, EXCEPT THAT TO THE EXTENT THAT ENFORCEMENT OF RIGHTS AND REMEDIES UNDER THIS LEASE PURSUANT TO THE LAWS OF THE STATE WHERE THE PROJECT IS LOCATED REQUIRES THE APPLICATION OF SUCH STATE'S LAW, THEN, TO SUCH EXTENT, SUCH ENFORCEMENT SHALL BE GOVERNED BY THE LAW OF SUCH STATE. The Lessee hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York in any action, suit or proceeding brought against it and related to or in connection with this Lease or the transactions contemplated hereby, and to the extent permitted by applicable law, the Lessee hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Lease or any document or any instrument referred to herein or the subject matter hereof may not be litigated in or by such courts. To the extent permitted by applicable law, the Lessee agrees not to seek and hereby waives the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

               (e)  In connection with any sale of the Project pursuant to
          Section 12, 13, 14, 15, 19, 20 or 29 of this Lease, when the Lessor transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, the Lessor, but free of the Lien created pursuant to a Financing







          Agreement and any Liens resulting from the willful act or knowing omission of the Lessor.

               (f) In connection with the sale or purchase of the Project pursuant to Section 12, 13, 14, 15, 19, 20 or 29, the Lessee shall pay or shall cause the purchaser of the Project to pay in addition to the purchase price, all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorneys' fees) in connection with the conveyance of the Project to the Lessee or any purchaser.

               (g) When used in Section 12, 13, 14, 15, 20 or 29 of this Lease, the phrase "the Variable Component of Fixed Rent accrued" means the Variable Component of Fixed Rent accrued through the date of termination of this Lease pursuant to such Section which has not been included in Basic Rent then payable or previously paid.

               (h) In each instance where the Adjusted Acquisition Cost of a Unit of Equipment is to be calculated separately from the Adjusted Acquisition Cost of the Project, such Unit's Adjusted Acquisition Cost shall be an amount agreed to by the Lessor and the Lessee, or if they do not agree, an amount equal to such Unit's fair market value as determined pursuant to the Appraisal Procedure.

               (i) The Lessor covenants and agrees that, as of the end of each calendar quarter, its capitalization shall consist of at least three percent (3%) equity.

               (j) The Lessor and the Lessee hereby agree that (i) the Lessee shall have the sole and exclusive benefit of any and all license(s), authorization(s), credit, allowance or other rights under any applicable federal, state or local law to which the Project or the Facility, or any owner or operator thereof, may be entitled by reason of the Facility's utilization of a particular type of fuel or the level of the Facility's emission of air pollutants, including, without limitation, any license(s), authorization(s), credit, allowance or other rights relating to the Facility's emission of air pollutants in a quantity, a volume and/or at a rate which is less than the applicable emission limitations established pursuant to such federal, state or local law and any and all allowances, credits, "banking" rights and/or offsets arising therefrom and the right to trade or sell the same (the "Air Benefits") and (ii) the Lessor waives and releases all claims or entitlement which it might assert on its behalf for the benefit of a third party with respect to such license(s), authorization(s), credit, allowance or other such rights.
          Nothing herein shall be deemed to require an appraiser either to exclude or include any Air Benefits in calculating the fair







          market value of the Project if the Lessee exercised its right to purchase the Project.

               SECTION 31.  No Recourse.

               The Lessor's obligations hereunder are intended to be the obligations of the limited partnership and of the corporation which is the general partner thereof only and no recourse for the payment of any amount due under this Lease or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of the Lessor or any incorporator, shareholder, officer, director or Affiliate, as such, past, present or future of such corporate general partner or of any corporate limited partner or of any successor corporation to such corporate general partner or any corporate limited partner of the Lessor, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of the Lessor or any other subsidiary or Affiliate of any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate, it being understood that the Lessor is a limited partnership formed for the purpose of the transactions involved in and relating to this Lease on the express understanding aforesaid. Nothing contained in this
          Section 31 shall be construed to limit the exercise or enforcement, in accordance with the terms of this Lease and any other documents referred to herein, of rights and remedies against the limited partnership or the corporate general partner of the Lessor or the assets of the limited partnership or the corporate general partner of the Lessor.



               IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease to be executed and delivered by their duly authorized officers as of the day and year first above written.


                                   JMG Funding, Limited Partnership by
                                   JMG Capital, Inc., its General Partner


                                   By:___/s/ Thomas W. Widener________
                                      Name:  Thomas W. Widener
                                      Title: Vice President, Secretary
                                           and Treasurer


                                   Ohio Power Company


                                   By:_____/s/ G. P. Maloney__________
                                      Name:  G. P. Maloney
                                      Title: Vice President

          /PAGE

                                               EXHIBIT A

                                  Description of Project

          The flue gas desulfurization (FGD) system to be constructed at the General James M. Gavin Generating Plant, which is located between Gallipolis and Pomeroy, Ohio, on Ohio State Route 7 adjacent to the Ohio River, which is more particularly described below:

               A. Description. The flue gas desulfurization system, consisting of all structures, systems, facilities, improvements, fixtures, equipment and other tangible property relating to the FGD system located on, under or above the Premises, including, but not limited to:

               1. six (6) steel absorbers and six (6) induced draft fans for unit 1, and six (6) steel absorbers and six (6) induced draft fans for unit 2, and all associated equipment, including the unit 1 and the unit 2 absorber enclosures, the unit 1 and the unit 2 absorber area switch gear buildings, the unit 1 and the unit 2 absorber electrical buildings, one unit 1 and one unit 2 absorber transfer tank absorption system and associated equipment, and all precipitator outlet and scrubber inlet ductwork relating thereto commencing at the outlet face of each precipitator box.

               2.      one (1) 830' tall stack for unit 1, and one (1) 830'
                    tall stack for unit 2, each consisting of a concrete shell and free-standing liner, stack elevator, and two annular pressurization fans.

               3.      unit 1 and unit 2 absorber area electrical substations
                    and the dedicated associated 138 KV feeds running between the take-off structure lying within the 138/69
                    KV switching station yard fence and said absorber area electrical substations.

               4.      lime storage and handling system, including twelve (12)
                    river cells, two (2) lime barge unloaders including associated machinery enclosures, a lime handling electrical building (river), an approximately 1150 foot long lime conveyor, a lime conveyor deluge valve house, a lime conveyor take-up tower, lime blower building, unit 1 and unit 2 lime preparation electrical buildings, lime slurry feed pump house, unit 1, unit 2 and common lime preparation feed systems and associated equipment, unit 1 and unit 2 lime slurry storage tank






                    distribution box enclosures, unit 1 lime silo (including stair tower), common lime silo, unit 2 lime silo (including elevator), lime silo transfer station at top of lime silos, unit 1 lime slurry storage tank, common lime slurry storage tank, unit 2 lime slurry storage tank, unit 1 lime crusher station, common lime crusher station, unit 2 lime crusher station, six (6) lime day silos, dust collection and fire protection system.

               5. unit 1 and unit 2 fly ash transfer buildings, fly ash removal system, unit 1 fly ash silo, unit 2 fly ash silo, common fly ash silo, and dry fly ash pipes, fly ash removal and fly ash handling systems and associated equipment, and dust collection system.

               6. FGD waste handling system, including unit 1 and unit 2 FGD waste handling building, unit 1 and unit 2 FGD waste handling electrical building, FGD building oil heater storage tank fly ash fluidizing air blower building, dewatering area electrical substation and the dedicated associated 138 KV feeds running between the take-off structure lying within the 138/69 KV switching station yard fence and said dewatering area electrical substation, dewatering area switchgear building, clarified recycled water pump house, unit 1 and unit 2 thickener electrical buildings, unit 1 and unit 2 thickener distribution box enclosures, one (1) - unit 1 and one (1) - unit 2 - 500,000 gallon capacity clarified recycle water tank, two (2) - unit 1 and two
                    (2) - unit 2 and one (1) common 200 foot diameter thickener tanks, unit 1 thickener tunnels, unit 2 thickener tunnels, and common thickener tunnel, two (2)
                    - unit 1 thickener underflow surge tanks, two (2) - unit 2 thickener underflow surge tanks, unit 1 and unit 2 thickener underflow surge tank enclosure, unit 1 and unit 2 thickener underflow surge tanks distribution box enclosures, unit 1, unit 2 and common primary dewatering, secondary dewatering and stabilization system and associated equipment, and dust collection system.

               7. An overflow pond, including overflow pond pump structure.

               8. An overland belt conveyor system from the FGD waste handling building to the FGD landfill disposal site, including a dual FGD waste transfer conveyor, a 5130 foot long dual overland conveyor, transfer stations, two (2) FGD one dual waste radial stackers, FGD waste stock pile electrical building, FGD waste stock pile







                    pads, FGD waste stock pile substation, dust collection and fire protection systems.

               9. FGD waste disposal buildings and equipment located at the FGD waste landfill disposal site, including chemical treatment building(s), settling basin pump structure(s), CO2 tank and vaporizer.

               10. All fences, electrical power supply circuits, all pipelines, pipeline trenches water lines, compressed air lines, controls including FGDS control system, auxiliary systems, service building annex, turbine parts storage building, pedestrian bridge, storage building including permanent fire protection and HVAC equipment related to equipment within and for FGD structures, and other equipment related to the above.





                                      EXHIBIT B

                  CALCULATION OF FIXED RENT AND RELATED DEFINITIONS

          Calculation

          "Fixed Rent" for each Quarterly Rent Period during the Lease Term shall be calculated as the sum of the products of (A) and (B) below:

               (A) (x) The Adjustment Acquisition Cost of the Project before the Basic Rent Payment for such Quarterly Rent Period shall be multiplied by:

                         (i) The Debt Portion multiplied by Lessor's Cost of Debt for the Computation Period relating to such Quarterly Rent Period; plus

                         (ii) [PORTION OMITTED AND FILED SEPARATELY
                              PURSUANT TO A REQUEST FOR CONFIDENTIAL
                              TREATMENT]; plus

                         (iii)     The Administration Charge for such
                                   Quarterly Rent Period.

                    (y) the product of (x) shall be multiplied by a fraction having a numerator equal to the number of days in such Quarterly Rent Period and a denominator of 365.

               (B) The Quarterly Rent Amortization Component of such Quarterly Rent Period. The Quarterly Rent Amortization Component shall be calculated by multiplying the Quarterly Rent Amortization Factor set forth for such Quarterly Rent Period in Exhibit C by the Acquisition Cost of the Project.

          Fixed Rent for each Quarterly Rent Period during the Renewal Term, if any, shall be $250,000.

          Definitions

          Administration Charge:                     As set forth in Exhibit
                                                     C.

          Debt Portion:                              During the Initial Term,
                                                     as set forth in Exhibit C
                                                     to this Lease; during the
                                                     Extended Term, [PORTION
                                                     OMITTED AND FILED
                                                     SEPARATELY PURSUANT TO A
                                                     REQUEST FOR CONFIDENTIAL
                                                     TREATMENT]



          Equity Portion:                            During the Initial Term,
                                                     as set forth in Exhibit C
                                                     to this Lease; during the
                                                     Extended Term, [PORTION
                                                     OMITTED AND FILED
                                                     SEPARATELY PURSUANT TO A
                                                     REQUEST FOR CONFIDENTIAL
                                                     TREATMENT]

          [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]


          Lessor's Cost of Commercial
          Paper: For any Computation Period, the weighted average bond yield equivalent percentage cost per annum, including as a part of such cost any fees under a
                                                     Financing Arrangement or
                                                     Financing Arrangements,
                                                     any dealer discount or
                                                     placement agency
                                                     commission payable by the
                                                     Lessor in respect of its
                                                     Commercial Paper, on all
                                                     Commercial Paper of the
                                                     Lessor outstanding at any
                                                     time during such
                                                     Computation Period;
                                                     provided, that if no
                                                     Commercial Paper of the
                                                     Lessor is outstanding
                                                     during such Computation
                                                     Period, the Lessor's Cost
                                                     of Commercial Paper will
                                                     be deemed to be equal to
                                                     the sum of (i) the "1-
                                                     month" commercial paper
                                                     rate set forth in
                                                     "Federal Reserve
                                                     Statistical Release H.15
                                                     (519), Selected Interest
                                                     Rates" published by the
                                                     Board of Governors of the
                                                     Federal Reserve System
                                                     under the heading
                                                     "Commercial Paper", or in
                                                     any successor publication
                                                     of the Board of Governors
                                                     of the Federal Reserve
                                                     System with respect to
                                                     the calendar month



                                                     immediately preceding the
                                                     calendar month in which
                                                     such Computation Period
                                                     ends and (ii) the most
                                                     recent costs (stated on a
                                                     percentage basis) paid by
                                                     the Lessor for Financing
                                                     Arrangement fees and
                                                     dealer discount or
                                                     placement agency
                                                     commission with respect
                                                     to its Commercial Paper.

          Lessor's Cost of Debt:                     For any Computation
                                                     Period (A) the Lessor's
                                                     Cost of Commercial Paper
                                                     if only Commercial Paper
                                                     of the Lessor is
                                                     outstanding during such
                                                     Computation Period or (B)
                                                     if no Commercial Paper of
                                                     the Lessor is outstanding
                                                     during such Computation
                                                     Period, the Lessor's
                                                     weighted average cost per
                                                     annum (stated on a
                                                     percentage basis) of
                                                     other borrowings
                                                     outstanding at any time
                                                     during such Computation
                                                     Period plus any fees
                                                     under a Financing
                                                     Arrangement or (c) if
                                                     both Commercial Paper of
                                                     the Lessor and other
                                                     borrowings are
                                                     outstanding at any time
                                                     during such Computation
                                                     Period, a weighted
                                                     average blended rate per
                                                     annum (stated on a
                                                     percentage basis) based
                                                     on clauses (A) and (B)
                                                     above.
          Quarterly Rent Amortization
          Factor:                                    As set forth in Exhibit
                                                     C.



                                       EXHIBIT D

                        [ PORTION OMITTED AND FILED SEPARATELY
                   PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT ]


          /PAGE

                                       EXHIBIT E

                                FORM OF CERTIFICATION OF

                         [PORTION OMITTED AND FILED SEPARATELY
                   PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

                                   OHIO POWER COMPANY


                                   Officer's Certificate


                  The undersigned _______________ of Ohio Power Company hereby certifies that:

                  (i)   the [PORTION OMITTED AND FILED SEPARATELY PURSUANT TO A

            REQUEST FOR CONFIDENTIAL TREATMENT] necessary to compute [PORTION

            OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL

            TREATMENT] for the Quarterly Rent Period immediately preceding

            [March/June/ September/December] are __________

            and

                  (ii)  no Event of Default, Termination Event or Force Majeure

            Event has occurred and is continuing during such Quarterly Rent

            Period.



                  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease

            Agreement to be entered into by JMG Funding, Limited Partnership and Ohio Power Company.



                  IN WITNESS WHEREOF, the undersigned has hereunto signed

            his/her name this _____ day of _______________, _____.






                                                   Name:
                                                   Title:



